Filed Pursuant to Rule 424(b)(2)

Registration No. 333-232144

Pricing Supplement, dated March 2, 2020, to the Prospectus dated August 1, 2019 and the Prospectus Supplement dated August 1, 2019

$1,200,000,0001

Barclays ETN+ FI Enhanced Europe 50 Exchange Traded Notes Series C

Linked to the STOXX Europe 50® USD (Gross Return) Index

This pricing supplement relates to the Barclays ETN+ FI Enhanced Europe 50 Exchange Traded Notes Series C (the “ETNs”) that Barclays Bank PLC may issue from time to time.  The ETNs are linked to a quarterly rebalanced leveraged participation in the performance of the STOXX Europe 50® USD (Gross Return) Index (the “Index”). The ETNs do not pay any interest during their term and do not guarantee any return of principal at maturity, upon redemption or upon an automatic termination event. Unless an automatic termination event (as defined below) occurs, you will receive a cash payment in U.S. dollars at maturity or upon redemption based on a quarterly rebalanced leveraged participation in the performance of the Index (calculated as described below) less applicable fees and charges.

At inception the ETN is designed to target two times the performance of the Index. A quarterly rebalancing event or a loss rebalancing event will aim to reset the leveraged exposure to the Index to approximately two. The return on the ETNs, however, can, and most likely will, differ significantly from two times the return on a direct investment in the Index. The ETNs are very sensitive to changes in the performance of the Index, and returns on the ETNs may be negatively impacted in complex ways by volatility of the Index on a quarterly basis. In addition, the performance of the ETNs for a period greater than a single quarter will be the result of each quarter’s returns compounded over the period, which is likely to be either better or worse than two times the Index performance during that period, before accounting for applicable fees and charges.  Particularly during periods of higher Index volatility, compounding will cause results for periods longer than a single quarter to vary from two times the return of the Index.

The ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking quarterly rebalanced leveraged investment results. Investors should actively and frequently monitor their investment in the ETNs.

You may lose some or all of your investment if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity is not guaranteed by any third party and is subject to both the creditworthiness of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.  If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the ETNs.  See “Consent to U.K. Bail-in Power” and “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Our estimated value of the ETNs as of the inception date is $100 per ETN.  See “Risk Factors” beginning on page PS-25 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series:  Global Medium-Term Notes, Series A

Principal Amount per ETN: $100

Issuance and Maturity: The ETNs were first issued on March 19, 2018; and are each due on March 17, 2033.

Inception Date: March 15, 2018

Secondary Market:  We have listed the ETNs on the NYSE Arca exchange (“NYSE Arca”) under the ticker symbol “FFEU”.  To the extent that an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We are not required to maintain any listing of the ETNs on the NYSE Arca or on any other securities exchange.

CUSIP number: 06746Q256

ISIN: US06746Q2562

Index: The return on the ETNs is linked to a quarterly rebalanced leveraged participation in the performance of the Index.  The Index is composed of 50 European blue-chip companies (the “Index Constituents”) selected from within the STOXX Europe 600 Index (the “Parent Index”).  The Parent Index contains the 600 largest stocks traded on the major exchanges of 17 European countries: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.  The Index is calculated, maintained and published by STOXX Limited (the “index sponsor”), which launched the Index on March 27, 2012.  The intraday level and the official closing level of the Index are reported by the index sponsor on Bloomberg page “SX5PGV <Index>“.

Consent to U.K. Bail-in Power: Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the ETNs, by acquiring the ETNs, each holder of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-39 of this pricing supplement.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars in an amount equal to (a) the closing indicative note value on the final valuation date minus (b) the settlement charge on the final valuation date.

1                8,000,000 ETNs, principal amount $100 per ETN, were issued on March 19, 2018, 1,000,000 ETNs, principal amount  $100 per ETN, were issued on November 9, 2018, 1,000,000 ETNs, principal amount $100 per ETN, were issued on January 28, 2019, and an additional 2,000,000 ETNs, principal amount $100 per ETN, were issued on June 3, 2019.

Closing Indicative Note Value

Closing Indicative Note Value: On the initial valuation date, the closing indicative note value was $100. The closing indicative note value for each ETN on any subsequent valuation date will equal (a) the long index amount on such valuation date minus (b) the financing level on such valuation date, provided that if such calculation results in a negative value, the closing indicative note value will be $0.

The closing indicative note value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price.  The market price of the ETNs at any time may vary significantly from the closing indicative note value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.

Long Index Amount: On the initial valuation date, the long index amount for each ETN was $200, which is equal to the initial leverage factor of 2 times the principal amount per ETN.  On any subsequent valuation date, the long index amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on such valuation date minus (c) the rebalancing amount (if any) on such valuation date.  The long index amount will be published on each valuation date under the ticker symbol “FFEU.LIA”.

Initial Leverage Factor:  The initial leverage factor will equal 2.

Leverage Factor: On any valuation date, the leverage factor will equal (a) the long index amount on such valuation date divided by (b) the closing indicative note value on such valuation date. The leverage factor will be published under the ticker symbol “FFEU.LF”.

Index Performance Factor: The index performance factor on the initial valuation date will equal 1.  On any subsequent valuation date, the index performance factor will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the immediately preceding valuation date.

Financing Level:  On the initial valuation date, the financing level for each ETN was $100. On any subsequent valuation date, the financing level for each ETN will equal (a) the financing level on the immediately preceding valuation date plus (b) the daily investor fee on such valuation date plus (c) the loss rebalancing fee (if any) on such valuation date minus (d) the rebalancing amount (if any) on such valuation date.  The financing level will be published on each valuation date under the ticker symbol “FFEU.FL”.

Daily Investor Fee: On the initial valuation date, the daily investor fee for each ETN was $0.  On any subsequent valuation date, the daily investor fee for each ETN will equal (a) the sum of (i) the financing rate times the financing level on the immediately preceding valuation date plus (ii) the fee rate times the closing indicative note value on the immediately preceding valuation date times (b) the number of calendar days from, but excluding, the immediately preceding valuation date to, and including, the current valuation date divided by (c) 360.

Fee Rate: The fee rate will equal 1.05%.

Financing Rate: The financing rate will equal the sum of (a) 1.00% plus (b) the 3-month LIBOR rate as of the preceding rebalancing date in respect of which a quarterly rebalancing event has occurred (a “quarterly rebalancing date”).  For purposes of the ETNs, “3-month LIBOR rate” on any quarterly rebalancing date shall mean the rate for deposits in U.S. dollars for a period of three months as of approximately 11:00 am London time on that quarterly rebalancing date which appears on Bloomberg screen “US0003M” or any successor screen or comparable publication service (the “Designated Screen”), provided that, if no such rate appears on the Designated Screen on that quarterly rebalancing date at approximately 11:00 am London time, or if the calculation agent determines in its sole discretion on or prior to that quarterly rebalancing date that the relevant LIBOR rate has been discontinued or has ceased to be published permanently or indefinitely, then the calculation agent will determine 3-month LIBOR for that quarterly rebalancing date in accordance with the alternative procedures set forth under “Specific Terms of the ETNs—3-month LIBOR rate” in this pricing supplement.

Index Exposure Rebalancing

Loss Rebalancing Event:  If, on any valuation date, the closing level of the Index is less than or equal to the loss rebalancing trigger calculated on the immediately preceding valuation date, a loss rebalancing event is deemed to have occurred on such valuation date.  A loss rebalancing event will have the effect of deleveraging your ETNs with the aim of resetting the then-current leverage factor back to approximately 2. This means that after a loss rebalancing event a constant percentage increase in the closing level of the Index will have less of a positive effect on the value of your ETNs relative to before the occurrence of the loss rebalancing event.

Loss Rebalancing Trigger:  On any valuation date, the loss rebalancing trigger will equal (a) 1.6 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date.  The loss rebalancing trigger will be published under the ticker symbol “FFEU.RT”.

Quarterly Rebalancing Event: A quarterly rebalancing event occurs on the valuation date immediately preceding the first valuation date of each calendar quarter beginning on April 1, 2018 and ending on January 1, 2033. The quarterly rebalancing event will aim to reset the then-current leverage factor back to approximately 2. This means that after a quarterly rebalancing event a constant percentage increase in the closing level of the Index may have more or less of a positive effect on the value of your ETNs relative to before the occurrence of the quarterly rebalancing event.

Rebalancing Event Date: The rebalancing event date means any valuation date on which a loss rebalancing event or a quarterly rebalancing event (together, a “rebalancing event”) occurs. In the event that a loss rebalancing event occurs on the same valuation date as a quarterly rebalancing event, the loss rebalancing event will be deemed to have occurred in precedence over the quarterly rebalancing event and the applicable loss rebalancing fee will be charged on the related rebalancing date.

Rebalancing Date: A rebalancing date is the first valuation date immediately following a rebalancing event date on which all the Index Exchanges are open for trading.

Rebalancing Amount: On any valuation date that is not a rebalancing date, the rebalancing amount will be equal to zero. On any valuation date that is a rebalancing date, the rebalancing amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on the rebalancing date minus (c) the product of (i) the initial leverage factor times (ii) the closing indicative note value on the immediately preceding valuation date.

Loss Rebalancing Fee: On any valuation date that is not a rebalancing date, the loss rebalancing fee will be equal to zero.  On any valuation date that is a rebalancing date following the occurrence of a loss rebalancing event, the loss rebalancing fee for each ETN will be equal to the product of (a) the loss rebalancing fee rate multiplied by (b) the absolute value of the rebalancing amount on such valuation date. In no case will the loss rebalancing fee be negative.

Loss Rebalancing Fee Rate: The loss rebalancing fee rate will equal 0.05%.

Early Redemption

Holder Redemption: Subject to the notification requirements under “Specific Terms of the ETNs—Holder Redemption Procedures” in this pricing supplement, if we have not exercised our right to redeem the ETNs and no automatic termination event has occurred, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value minus the settlement charge on the applicable valuation date. You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.  If you hold fewer than 10,000 ETNs or fewer than 10,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.

Issuer Redemption: Prior to maturity, we may redeem the ETNs (in whole only, but not in part) at our sole discretion on any business day from and including issuance to and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the valuation date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN on the corresponding redemption date in an amount equal to the closing indicative note value on the valuation date specified in such notice.

Redemption Date: In the case of holder redemption, the redemption date is the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in your notice of holder redemption.  Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date. In case of issuer redemption, the redemption date is the third business day following the valuation date specified by us in the issuer redemption notice, which will in no event be later than the maturity date. In case of an automatic termination event, the redemption date will be the fifth business day following the automatic termination date; provided that if calculation of the automatic redemption value is postponed as a result of a market disruption event, the redemption date will be the fifth business day after the automatic redemption value is calculated.

Automatic Termination Event: We will automatically redeem your ETNs (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the automatic termination trigger calculated on the valuation date immediately preceding the beginning of such index business day.  We will redeem your ETNs on the relevant redemption date and will deliver a notice of redemption to the Depositary Trust Company (“DTC”) in the form attached as Annex C that will specify such date.  Upon such redemption, you will receive a cash payment equal to the automatic redemption value.

If a rebalancing event has occurred and then an automatic termination event occurs after the occurrence of the rebalancing event but prior to the end of the trading day on the corresponding rebalancing date, then the ETNs will be automatically redeemed pursuant to the automatic termination event without giving regard to the rebalancing event.  Additionally, if we provide notice of an issuer redemption of the ETNs and then an automatic termination event occurs prior to the end of the trading day on the corresponding valuation date for the issuer redemption, our notice of issuer redemption will be deemed ineffective and your ETNs will be automatically redeemed on the relevant redemption date at an amount equal to the automatic redemption value.

Intraday Index Level: The intraday index level is the most recent intraday level of the Index reported by the index sponsor.

Automatic Termination Trigger:  On any valuation date, the automatic termination trigger will equal (a) 1.4 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date.  The automatic termination trigger will be published under the ticker symbol “FFEU.ATT”.

Automatic Termination Date: An automatic termination date is any index business day on which an automatic termination event occurs.

Automatic Redemption Value: The automatic redemption value will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents that are available as soon as practicable following the occurrence of an automatic termination event.  The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described under “Intraday Indicative Note Value”, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value.

Other Principal Terms

Settlement Charge: The settlement charge is a charge imposed upon holder redemption and the payment at maturity, and is equal to 0.05% times the long index amount on the applicable valuation date. The settlement charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with making a payment on the ETNs. The proceeds we receive from the settlement charge may be more or less than such costs.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

Valuation Date: A valuation date means each trading day from March 15, 2018 to March 14, 2033, subject to postponement as a result of market disruption events, such postponement not to exceed five scheduled trading days.  We refer to March 15, 2018 as the “initial valuation date” and March 14, 2033 as the “final valuation date”.

Trading Day: A trading day with respect to the ETNs is a day on which (a) it is an index business day, (b) trading is generally conducted on NYSE Arca, and (c) is a business day in New York City.

Index Business Day: An index business day means each continuous period during which the index sponsor publishes an intraday index level.  As of the date of this pricing supplement, an index business day typically begins at 3:00 a.m. New York City time and ends at 11:35 a.m. New York City time on a particular calendar date, without adjustment for daylight savings time in any jurisdiction.

Index Exchanges: An Index Exchange means each exchange on which any of the Index Constituents are traded.

Because your investment in the ETNs is leveraged, any decrease in the level of the Index will result in a significantly greater decrease in the repayment amount, and you may receive less than the amount for which you purchased your ETNs at maturity or upon redemption or an automatic termination event.  Moreover, because the daily investor fee, the loss rebalancing fee and the settlement charge may substantially reduce the amount of your return at maturity or upon redemption or an automatic termination event, the level of the Index must increase significantly in order for you to receive at least the amount for which you purchased your ETNs at maturity or upon redemption or an automatic termination event.  If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the daily investor fee, the loss rebalancing fee and the settlement charge you will receive less than the amount for which you purchased your ETNs at maturity or upon redemption or an automatic termination event.

If the level of the Index decreases sufficiently to trigger an automatic termination event, your ETNs will be automatically redeemed at the automatic redemption value.  Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase in the Index level.

Sale to Public: We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution.  The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.  Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  However, we are under no obligation to issue or sell ETNs at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs.  Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.  In addition, the ETNs are not expected to be treated as indebtedness for U.S. federal income tax purposes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

Pricing Supplement dated March 2, 2020

Issued in denominations of $100

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-25
CONSENT TO U.K. BAIL-IN POWER	PS-39
THE INDEX	PS-40
VALUATION OF THE ETNs	PS-44
SPECIFIC TERMS OF THE ETNs	PS-45
CLEARANCE AND SETTLEMENT	PS-53
USE OF PROCEEDS AND HEDGING	PS-53
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-53
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-57
NOTICE OF HOLDER REDEMPTION	A-1
CONFIRMATION OF HOLDER REDEMPTION	B-1
REDEMPTION NOTICE FOR AUTOMATIC TERMINATION EVENT	C-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-38
TERMS OF THE NOTES	S-41
INTEREST MECHANICS	S-50
TERMS OF THE WARRANTS	S-53
REFERENCE ASSETS	S-60
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-97
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-99
USE OF PROCEEDS AND HEDGING	S-108
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-109
VALIDITY OF SECURITIES	S-129

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	36
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	76
PLAN OF DISTRIBUTION	78
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	81
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	82
EXPERTS	82
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Barclays ETN+ FI Enhanced Europe 50 Exchange Traded Notes Series C (the “ETNs”) that Barclays Bank PLC may issue from time to time, which are linked to a quarterly rebalanced leveraged participation in the performance of the STOXX Europe 50® USD (Gross Return) Index (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement.  References to the “prospectus” mean our accompanying prospectus, dated August 1, 2019, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 1, 2019, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs.  We may consolidate the additional securities to form a single class with the outstanding ETNs.  We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent.  We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion.  In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the prevailing intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market.  Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value.  Any premium may be reduced or eliminated at any time.  Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion or automatically.  Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

This section summarizes the following aspects of the ETNs:

•                       What are the ETNs and how do they work?

•                       How do you redeem your ETNs?

•                       What are some of the risks of the ETNs?

•                       Is this the right investment for you?

•                       What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior, unsecured debt obligations of Barclays Bank PLC (the “Issuer”) and are linked to a quarterly rebalanced leveraged participation in the performance of the Index over the term of the ETNs.  Accordingly, the ETNs generally appreciate in value as the level of the Index increases, provided such increase is sufficient to offset the negative effect of the daily investor fee and any applicable loss rebalancing fee and settlement charge.

At inception the ETN is designed to target two times the performance of the Index. A quarterly rebalancing event or a loss rebalancing event will aim to reset the leveraged exposure to the Index to two. The ETNs are very sensitive to changes in the performance of the Index, and returns on the ETNs may be negatively impacted in complex ways by volatility of the Index on a quarterly basis.

The ETNs seek to approximate the returns that might be available to investors through a leveraged “long” investment in the Index (for example, through a leveraged “long” position in the Index Constituents). A leveraged “long” investment strategy involves the practice of borrowing money from a third party lender at an agreed-upon rate of interest and using the borrowed money together with investor capital to purchase assets.  A leveraged long investment strategy terminates with the sale of the underlying assets and repayment of borrowed money to the third party lender, provided that the proceeds of the sale of underlying assets are sufficient to repay the loan. By implementing a leveraged strategy, the leveraged investor seeks to benefit from an anticipated increase in the value of the assets between the purchase and sale of such assets, and assumes that the increase in value of the underlying assets will exceed the cumulative interest due to the third party lender over the term of the loan. A leveraged investor will incur a loss if the value of the assets decreases or does not increase sufficiently to cover payment of the interest charges and other costs.

In order to seek to replicate a leveraged “long” investment strategy in the Index, the terms of the ETNs provide that, on each valuation date following the initial valuation date, an amount equal to the closing indicative note value on the immediately preceding valuation date (“$x”) is leveraged through a notional loan of an amount equal to the financing level on the immediately preceding valuation date (“$y”).  Investors are thus considered to have notionally borrowed $y, which, together with the initial $x investment, represents a notional investment of $x + $y (represented by the long index amount) in the Index before the start of trading on the relevant valuation date.  During the term of your ETNs, the leveraged portion of the notional investment, $y (represented by the financing level), accrues a daily investor fee for the benefit of the Issuer, the cumulative effect of which is reflected, together with any loss rebalancing fee deducted in connection with a loss rebalancing event, in the “financing level”.  The daily investor fee seeks to compensate the Issuer for providing the long leveraged exposure to the Index and reflects, among other things, the amount of interest that leveraged investors might incur if they sought to borrow funds at a similar rate from a third party lender and a charge equal to the fee rate applied to the closing indicative note value on the immediately preceding valuation date. A quarterly rebalancing event or a loss rebalancing event will aim to reset the leveraged exposure to the Index to approximately two.

Upon maturity or redemption, the investment in the Index is notionally sold at the then current value of the Index, and the investor then notionally repays the Issuer an amount equal to the principal of the notional loan plus the applicable daily investor fee, as well as a settlement charge intended to allow the Issuer to recoup the brokerage and other transaction costs that might be incurred in connection with making a payment on the ETNs.  The payment at maturity or redemption under the ETNs, therefore, generally represents the profit or loss that the investor would receive by applying a leveraged “long” investment strategy, after taking into account, and making assumptions for, effects of periodic rebalancing, financing costs, fees and charges.

As a result of compounding, the performance of the ETNs for a period greater than one quarter is likely to be either greater than or less than two times the performance of the Index during that period, before accounting for applicable fees and charges. In addition, the net negative effect of the daily investor fee and loss rebalancing fees, if applicable, accumulates over time, and the absolute level of these fees are dependent on the path taken by the level of the Index over the term of the ETNs.

Because the long index amount is reset each quarter and upon any loss rebalancing, the ETNs do not offer a return based on the simple performance of the Index from the inception date to the maturity date. Instead, the amount you receive at maturity or upon redemption or an automatic termination event, will be contingent upon the leveraged long performance of the Index adjusted for the impact of the quarterly rebalancing or any loss rebalancing during the term of the ETNs, and additionally subject to the negative effect of applicable fees and charges. Accordingly, even if over the term of the ETNs, the level of the Index has increased, there is no guarantee that you will receive at maturity or upon redemption or an automatic termination event, your initial investment back or any return on that investment. This is because the amount you receive at maturity or upon redemption or an automatic termination event depends on how the Index has performed on a periodically rebalanced leveraged basis prior to maturity, redemption or automatic termination event, and consequently, how the long index amount has been reset in each quarter. In particular, significant adverse quarterly performances for your ETNs may not be offset by any beneficial quarterly performances of the same magnitude.

The long index amount may be reset more frequently than quarterly upon the occurrence of a loss rebalancing event. The loss rebalancing feature will have the effect of deleveraging the exposure of the ETNs to the Index if a loss rebalancing event occurs, meaning that, on any valuation date, the closing level of the Index is less than or equal to the loss rebalancing trigger calculated on the immediately preceding valuation date.  This feature acts to reset the leveraged exposure to the Index to approximately two on the relevant rebalancing date (without accounting for changes in the Index level on the rebalancing date).  This means that as of the rebalancing date after the loss rebalancing event, a constant percentage increase in the Index level will have a lesser positive effect on the value of the ETNs relative to an increase occurring before the loss rebalancing event.  In addition, each time a loss rebalancing event occurs, a loss rebalancing fee equal to 0.05% of the relevant rebalancing amount (which represents the change in the notional exposure to the Index as a result of a rebalancing event) will be charged.

Loss rebalancing events can occur multiple times. In addition, each time a loss rebalancing event occurs, you will incur a loss rebalancing fee. This means both that (i) the long index amount may be reset more frequently than quarterly and (ii) the cumulative effect of compounding and fees will increase as a result of loss rebalancing events. This fee will reduce the amount of your return (or increase your loss) on the maturity date or upon redemption or an early termination event.

Additionally, in order to mitigate the risk to the Issuer that the value of the ETNs equals a negative value, an automatic early termination of the ETNs is provided for under the automatic termination event provisions hereunder.

Comparison with Daily “Reset” Exchange-Traded Funds

Your ETNs operate differently than certain leveraged exchange traded funds (“ETFs”) that have a daily “reset” mechanism that seeks to provide investors in such ETFs a return based on a fixed multiple of the performance of an underlying reference asset on a given day. The “reset” mechanism of such ETFs is applied so that the return on investments in such ETFs will correspond to a fixed multiple of the daily return on the underlying reference asset on any given day, before fees and expenses.

Your ETNs do not operate in this manner, as they do not have a daily reset mechanism. Instead, the ETNs rebalance their theoretical exposure on a quarterly basis, increasing exposure in response to that quarter’s gains or reducing exposure in response to that quarter’s losses.  As a consequence, the returns on the performance of the Index are compounded on a quarterly basis.

The Index

The Index is composed of 50 European blue-chip companies (the “Index Constituents”) selected from within the STOXX Europe 600 Index (the “Parent Index”).  The Parent Index contains the 600 largest stocks traded on the major exchanges of 17 European countries: Austria,

Belgium, Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.  The Index is calculated, maintained and published by STOXX Limited (the “index sponsor”), which launched the Index on March 27, 2012.  The intraday level and the official closing level of the Index are reported by the index sponsor on Bloomberg page “SX5PGV <Index>“.

Understanding the Value of the ETNs

The “principal amount” is $100.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.

The “closing indicative note value” is the value of the ETNs per ETN calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The closing indicative note value differs from the intraday indicative note value or the trading price of the ETNs.  The closing indicative note value per ETN on the initial valuation date was $100.  The closing indicative note value for each ETN on any subsequent valuation date will equal (a) the long index amount on such valuation date minus (b) the financing level on such valuation date, provided that if such calculation results in a negative value, the closing indicative note value will be $0.  The closing indicative note value will be published on each valuation date under the ticker symbol “FFEU.RDNV”.

The “intraday indicative note value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative note value of the ETNs from the previous day.  In addition, the automatic redemption value payable following an automatic termination of the ETNs is calculated using the formula for the intraday indicative note value.  Intraday indicative note value differs from closing indicative note value in two important respects: First, intraday indicative note value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index Constituents, rather than the long index amount (which reflects the index performance factor) and the financing level for the immediately preceding calendar day.  Second, the intraday indicative note value only reflects the accrued daily investor fee and any loss rebalancing fee at the close of business on the preceding valuation date, but does not include any adjustment for the daily investor fee or any loss rebalancing fee that may have accrued during the course of the current day, nor any applicable settlement charge.

During the hours on which trading is generally conducted on NYSE Arca, the intraday indicative note value will be published by ICE Data Indices, LLC every 15 seconds under the ticker symbol FFEU.IV.  During any such hours, however, when none of the exchanges on which the Index Constituents trade are open and the intraday index level does not change, the intraday indicative note value is expected to remain static.

The intraday indicative note value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. The market price of the ETNs at any time may vary significantly from the intraday indicative note value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the principal amount, closing indicative note value and/or intraday indicative note value because the trading price reflects investor supply and demand for the ETNs.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative note value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

The performance of the ETNs is linked to the quarterly rebalanced leveraged participation in the performance of the Index. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because your investment in the ETNs is leveraged, any decrease in the level of the Index will result in a significantly greater decrease in the repayment amount, and you may receive less than the amount for which you purchased your ETNs at maturity or upon redemption or an automatic termination event.  Moreover, because the daily investor fee, the loss rebalancing fee and the settlement charge may substantially reduce the amount of your return at maturity or upon redemption or an automatic termination event, the level of the Index must increase significantly in order for you to receive at least the amount for which you purchased your ETNs at maturity or upon redemption or an automatic termination event.  If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the daily investor fee and any applicable loss rebalancing fee and settlement charge you will receive less than the amount for which you purchased your ETNs at maturity or upon redemption or an automatic termination event.

If the level of the Index decreases sufficiently to trigger an automatic termination event, your ETNs will be automatically redeemed at the automatic redemption value.  Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase in the Index level.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•       deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the valuation date that you specify in such notice.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•       deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day.  We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•       instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the closing indicative note value per ETN on the applicable valuation date minus the settlement charge on the applicable valuation date, facing Barclays DTC 229; and

•       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.  If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective, and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.  Additionally, if we exercise our right to redeem the ETNs or an automatic termination event occurs prior to the close of business on the applicable valuation date, any notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the relevant redemption date at an amount equal to the automatic redemption value.

The redemption value is determined according to a formula which relies upon the closing indicative note value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below, perhaps significantly below, the most recent intraday indicative note value or closing indicative note value of your ETNs at the time when you submit your redemption notice.

For more information regarding the intraday indicative note value, see “Valuation of the ETNs—Intraday Indicative Note Value” in this pricing supplement.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks.  Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•       Potential Loss of Principal and Potential Negative Effects of Leverage — Because your investment in the ETNs is leveraged, any decrease in the level of the Index will result in a significantly greater decrease in the repayment amount and may result in a payment at maturity or upon redemption or an automatic termination event at an amount that is less than your original investment.  Moreover, if the level of the Index decreases or does not increase sufficiently to offset the negative effect of the daily investor fee, the loss rebalancing fee (if any) and the settlement charge (if any), you may receive less than your original investment in the ETNs at maturity or upon redemption or an automatic termination event.

•       Credit of Issuer — The ETNs are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the ETNs.

•       Correlation and Compounding Risk — A number of factors may affect the ETN’s ability to achieve a high degree of correlation with the performance of the Index, and investors may be unable to be exposed to two times the performance of the Index. Because the long index amount is reset quarterly, you will be exposed to compounding of quarterly returns. As a result, the performance of the ETNs for a period greater than one quarter is likely to be either greater than or less than the Index performance during that period times the initial leverage factor of two, before accounting for applicable fees and charges. In particular, significant adverse quarterly performances of your ETNs may not be offset by subsequent beneficial quarterly performances of equal magnitude. Each time a loss rebalancing event occurs, the cumulative effect of compounding and fees will increase as a result of the loss rebalancing event(s). This means that your ETNs will entitle you to less of a positive gain in the value relative to before the occurrence of the loss rebalancing event. See “Specific Terms of the ETNs—Index Exposure Rebalancing,” “Risk Factors—The Ratio Between the Value of Your ETNs and the Notional Exposure of Each ETN to the Index Will Fluctuate During the Term of Your ETNs” and “Risk Factors—Upon the Occurrence of a Loss Rebalancing Event, the Leveraged Exposure of the ETNs to the Quarterly Performance of the Index Will Be Reduced” for more information.

•       Market Risk — The return on the ETNs is linked to a quarterly rebalanced leveraged participation in the performance of the Index, which is linked to equity securities.  Equity security prices may change unpredictably, affecting the level of the Index and, consequently, the value of your ETNs in unforeseeable ways.

•       No Interest Payments — You will not receive any periodic interest payments on the ETNs.

•       A Trading Market for the ETNs May Not Exist – Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily.  In addition, although certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

•       Issuer Redemption — Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole only, but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity.

•       Automatic Redemption — If, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the automatic termination trigger calculated on the valuation date immediately preceding the beginning of such index business day, an automatic termination event will be deemed to have occurred and the ETNs will be automatically redeemed (in whole only, but not in part) in an amount equal to the automatic redemption value.  The automatic redemption value will be significantly less than the principal amount of your ETNs and, if the level of the Index continues to decrease precipitously from the occurrence of the automatic termination event to the time at which the calculation agent determines the automatic redemption value, may equal $0.  Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase in the level of the Index.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•       You are willing to accept the risk of a leveraged investment in general and of a leveraged investment linked to the quarterly performance of the Index in particular;

•       You are willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of the ETNs if the intraday index level is less than or equal to the applicable automatic termination trigger;

•       You believe the level of the Index will increase by an amount sufficient to offset the daily investor fee, any applicable loss rebalancing fees and settlement charges during the term of the ETNs;

•       You do not seek current income from this investment;

•       You do not seek a guaranteed return of principal;

•       You are willing to hold securities that are subject to the issuer redemption right on or after the issuance; and

•       You are willing or able to assume the credit risk of Barclays Bank PLC, as issuer of the

ETNs, for all payments under the ETNs and you are willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

The ETNs may not be a suitable investment for you if:

•       You are not willing to be exposed to a leveraged investment in general or to a leveraged investment linked to the quarterly performance of the Index in particular;

•       You are not willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of the ETNs if the intraday index level is less than or equal to the applicable automatic termination trigger;

•       You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the daily investor fee, any applicable loss rebalancing fees and settlement charges during the term of the ETNs;

•       You are not willing to hold securities that are subject to the issuer redemption right on or after the issuance;

•       You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings;

•       You seek current income from this investment;

•       You seek a guaranteed return of principal; or

•       You are unwilling or unable to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs or you are not willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

What Are the Tax Consequences?

You should review carefully the section below entitled “Material U.S. Federal Income Tax Consequences.”  As discussed further in that section, based on current market conditions, in the opinion of our special tax counsel, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments.  Assuming this treatment is respected, gain or loss on your ETNs should be treated as long-term capital gain or loss if you are treated as holding your ETNs for more than a year, whether or not you are an initial purchaser of ETNs at the original issue price.

However, the Internal Revenue Service (the “IRS”) or a court might not respect this treatment, in which case the timing and character of any income or loss on the ETNs could be materially and adversely affected. Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. For example, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to treat you as accruing income during the term of your ETNs. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments, the risk that you could be required to accrue income prior to the taxable disposition of your ETNs and the issues presented by this notice.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory

Authority, Inc. (“FINRA”).  Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto).  In addition, Barclays Capital Inc. will not sell the ETNs to a discretionary account without specific written approval from the account holder.  For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following hypothetical examples show how the ETNs might have performed based on the quarterly performance of the Index as applied to a hypothetical period of 60 quarters, or fifteen years in total, presented on a quarterly basis.  The hypothetical examples are calculated using weekly performance data, and each quarter is assumed to be composed of 13 weeks.  The hypothetical examples illustrate the effect of a quarterly rebalanced leveraged investment in the Index and the impact, on a quarterly accrued basis, of the daily investor fee, the settlement charge and, if applicable, the loss rebalancing fee on the payment at maturity or upon redemption.  The figures presented in these hypothetical examples are intended to reflect the prevailing value of each relevant ETN term as of the relevant numbered quarterly date of the ETNs following the initial valuation date (indicated in Column A of each hypothetical example as “Quarter 0”).

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances.  Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the components of the Index or the Index.

These hypothetical examples are provided for illustrative purposes only.  Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below.

Hypothetical Examples

Example 1:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a financing rate of 3.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 1.00% per quarter from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 1,800.94 at the hypothetical ETN maturity.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	1,009.85	$201.97	$1.02	$101.13	$100.84	$100.74
2	1,019.80	$203.51	$1.02	$101.71	$101.80	$101.70
3	1,029.85	$205.45	$1.03	$102.68	$102.77	$102.67
4	1,040.00	$207.41	$1.04	$103.66	$103.75	$103.65
5	1,050.25	$209.38	$1.05	$104.65	$104.74	$104.63
6	1,060.60	$211.38	$1.06	$105.64	$105.74	$105.63
7	1,071.05	$213.39	$1.07	$106.65	$106.74	$106.64
8	1,081.60	$215.43	$1.08	$107.67	$107.76	$107.65
9	1,092.26	$217.48	$1.09	$108.69	$108.79	$108.68
10	1,103.02	$219.56	$1.11	$109.73	$109.83	$109.72
11	1,113.89	$221.65	$1.12	$110.78	$110.87	$110.76
12	1,124.86	$223.76	$1.13	$111.83	$111.93	$111.82
13	1,135.95	$225.89	$1.14	$112.90	$113.00	$112.88
14	1,147.14	$228.05	$1.15	$113.97	$114.07	$113.96
15	1,158.44	$230.22	$1.16	$115.06	$115.16	$115.05
16	1,169.86	$232.41	$1.17	$116.16	$116.26	$116.14
17	1,181.39	$234.63	$1.18	$117.26	$117.37	$117.25
18	1,193.03	$236.87	$1.19	$118.38	$118.48	$118.37
19	1,204.78	$239.12	$1.20	$119.51	$119.61	$119.49
20	1,216.65	$241.40	$1.22	$120.65	$120.75	$120.63
21	1,228.64	$243.70	$1.23	$121.80	$121.91	$121.78
22	1,240.75	$246.03	$1.24	$122.96	$123.07	$122.94
23	1,252.97	$248.37	$1.25	$124.13	$124.24	$124.12
24	1,265.32	$250.74	$1.26	$125.32	$125.42	$125.30
25	1,277.79	$253.13	$1.27	$126.51	$126.62	$126.49
26	1,290.38	$255.54	$1.29	$127.72	$127.83	$127.70
27	1,303.09	$257.98	$1.30	$128.93	$129.05	$128.92
28	1,315.93	$260.44	$1.31	$130.16	$130.28	$130.15
29	1,328.90	$262.92	$1.32	$131.40	$131.52	$131.39
30	1,341.99	$265.43	$1.34	$132.66	$132.77	$132.64
31	1,355.22	$267.96	$1.35	$133.92	$134.04	$133.90
32	1,368.57	$270.51	$1.36	$135.20	$135.31	$135.18

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
33	1,382.05	$273.09	$1.37	$136.48	$136.60	$136.47
34	1,395.67	$275.69	$1.39	$137.79	$137.91	$137.77
35	1,409.42	$278.32	$1.40	$139.10	$139.22	$139.08
36	1,423.31	$280.97	$1.41	$140.42	$140.55	$140.41
37	1,437.34	$283.65	$1.43	$141.76	$141.89	$141.75
38	1,451.50	$286.35	$1.44	$143.11	$143.24	$143.10
39	1,465.80	$289.08	$1.46	$144.48	$144.60	$144.46
40	1,480.24	$291.84	$1.47	$145.86	$145.98	$145.84
41	1,494.83	$294.62	$1.48	$147.25	$147.37	$147.23
42	1,509.56	$297.43	$1.50	$148.65	$148.78	$148.63
43	1,524.43	$300.26	$1.51	$150.07	$150.20	$150.05
44	1,539.45	$303.13	$1.53	$151.50	$151.63	$151.48
45	1,554.62	$306.02	$1.54	$152.94	$153.07	$152.92
46	1,569.94	$308.93	$1.56	$154.40	$154.53	$154.38
47	1,585.41	$311.88	$1.57	$155.87	$156.01	$155.85
48	1,601.03	$314.85	$1.59	$157.36	$157.49	$157.34
49	1,616.81	$317.85	$1.60	$158.86	$158.99	$158.84
50	1,632.74	$320.88	$1.62	$160.37	$160.51	$160.35
51	1,648.83	$323.94	$1.63	$161.90	$162.04	$161.88
52	1,665.07	$327.03	$1.65	$163.44	$163.58	$163.42
53	1,681.48	$330.14	$1.66	$165.00	$165.14	$164.98
54	1,698.05	$333.29	$1.68	$166.57	$166.72	$166.55
55	1,714.78	$336.47	$1.69	$168.16	$168.31	$168.14
56	1,731.68	$339.67	$1.71	$169.76	$169.91	$169.74
57	1,748.74	$342.91	$1.73	$171.38	$171.53	$171.36
58	1,765.97	$346.18	$1.74	$173.01	$173.17	$172.99
59	1,783.37	$349.48	$1.76	$174.66	$174.82	$174.64
60	1,800.94	$352.81	$1.78	$176.33	$176.48	$176.31
Quarterly Index Return			1.00%	Index Total Return		80.09%
Quarterly Return on the ETNs			0.95%	Total Return on the ETNs		76.48%

Hypothetical Examples

Example 2:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a financing rate of 6.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 1.00% per quarter from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 1,800.94 at the hypothetical ETN maturity.

Example 2 shows the effect of a different financing rate on the closing indicative note value, as compared to Example 1.  This example highlights that even if the Index increases, the aggregate effect of the daily investor fee, which is variable, and the settlement charge may result in a closing indicative note value at maturity or upon redemption that is less than the principal amount per ETN.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	1,009.85	$201.97	$1.77	$101.77	$100.20	$100.09
2	1,019.80	$202.21	$1.78	$101.82	$100.39	$100.29
3	1,029.85	$202.61	$1.78	$102.02	$100.59	$100.49
4	1,040.00	$203.01	$1.78	$102.22	$100.79	$100.68
5	1,050.25	$203.40	$1.79	$102.42	$100.98	$100.88
6	1,060.60	$203.80	$1.79	$102.62	$101.18	$101.08
7	1,071.05	$204.20	$1.80	$102.82	$101.38	$101.28
8	1,081.60	$204.60	$1.80	$103.02	$101.58	$101.48
9	1,092.26	$205.00	$1.80	$103.23	$101.78	$101.67
10	1,103.02	$205.40	$1.81	$103.43	$101.98	$101.87
11	1,113.89	$205.81	$1.81	$103.63	$102.18	$102.07
12	1,124.86	$206.21	$1.81	$103.83	$102.38	$102.27
13	1,135.95	$206.61	$1.82	$104.04	$102.58	$102.47
14	1,147.14	$207.02	$1.82	$104.24	$102.78	$102.67
15	1,158.44	$207.42	$1.82	$104.44	$102.98	$102.87
16	1,169.86	$207.83	$1.83	$104.65	$103.18	$103.08
17	1,181.39	$208.24	$1.83	$104.85	$103.38	$103.28
18	1,193.03	$208.64	$1.83	$105.06	$103.58	$103.48
19	1,204.78	$209.05	$1.84	$105.26	$103.79	$103.68
20	1,216.65	$209.46	$1.84	$105.47	$103.99	$103.89
21	1,228.64	$209.87	$1.85	$105.68	$104.19	$104.09
22	1,240.75	$210.28	$1.85	$105.88	$104.40	$104.29
23	1,252.97	$210.69	$1.85	$106.09	$104.60	$104.50
24	1,265.32	$211.11	$1.86	$106.30	$104.81	$104.70
25	1,277.79	$211.52	$1.86	$106.51	$105.01	$104.91
26	1,290.38	$211.93	$1.86	$106.72	$105.22	$105.11
27	1,303.09	$212.35	$1.87	$106.93	$105.42	$105.32
28	1,315.93	$212.77	$1.87	$107.13	$105.63	$105.52

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
29	1,328.90	$213.18	$1.87	$107.34	$105.84	$105.73
30	1,341.99	$213.60	$1.88	$107.55	$106.04	$105.94
31	1,355.22	$214.02	$1.88	$107.77	$106.25	$106.15
32	1,368.57	$214.44	$1.89	$107.98	$106.46	$106.35
33	1,382.05	$214.86	$1.89	$108.19	$106.67	$106.56
34	1,395.67	$215.28	$1.89	$108.40	$106.88	$106.77
35	1,409.42	$215.70	$1.90	$108.61	$107.09	$106.98
36	1,423.31	$216.12	$1.90	$108.83	$107.30	$107.19
37	1,437.34	$216.55	$1.90	$109.04	$107.51	$107.40
38	1,451.50	$216.97	$1.91	$109.25	$107.72	$107.61
39	1,465.80	$217.39	$1.91	$109.47	$107.93	$107.82
40	1,480.24	$217.82	$1.92	$109.68	$108.14	$108.03
41	1,494.83	$218.25	$1.92	$109.89	$108.35	$108.24
42	1,509.56	$218.67	$1.92	$110.11	$108.56	$108.45
43	1,524.43	$219.10	$1.93	$110.33	$108.78	$108.67
44	1,539.45	$219.53	$1.93	$110.54	$108.99	$108.88
45	1,554.62	$219.96	$1.93	$110.76	$109.20	$109.09
46	1,569.94	$220.39	$1.94	$110.98	$109.42	$109.31
47	1,585.41	$220.82	$1.94	$111.19	$109.63	$109.52
48	1,601.03	$221.26	$1.95	$111.41	$109.85	$109.74
49	1,616.81	$221.69	$1.95	$111.63	$110.06	$109.95
50	1,632.74	$222.12	$1.95	$111.85	$110.28	$110.17
51	1,648.83	$222.56	$1.96	$112.07	$110.49	$110.38
52	1,665.07	$222.99	$1.96	$112.29	$110.71	$110.60
53	1,681.48	$223.43	$1.96	$112.51	$110.93	$110.81
54	1,698.05	$223.87	$1.97	$112.73	$111.14	$111.03
55	1,714.78	$224.31	$1.97	$112.95	$111.36	$111.25
56	1,731.68	$224.75	$1.98	$113.17	$111.58	$111.47
57	1,748.74	$225.19	$1.98	$113.39	$111.80	$111.68
58	1,765.97	$225.63	$1.98	$113.61	$112.02	$111.90
59	1,783.37	$226.07	$1.99	$113.83	$112.24	$112.12
60	1,800.94	$226.51	$1.99	$114.06	$112.46	$112.34
Quarterly Index Return			1.00%	Index Total Return		80.09%
Quarterly Return on the ETNs			0.20%	Total Return on the ETNs		12.46%

Hypothetical Examples

Example 3:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a financing rate of 3.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 0.50% per quarter from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 738.57 at the hypothetical ETN maturity.  In this example, no loss rebalancing event has occurred during the term of the ETNs.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	994.96	$198.99	$1.01	$101.01	$97.98	$97.88
2	989.95	$195.05	$1.00	$99.05	$95.99	$95.90
3	984.96	$191.10	$0.98	$97.05	$94.05	$93.96
4	980.00	$187.23	$0.96	$95.08	$92.15	$92.05
5	975.06	$183.43	$0.94	$93.15	$90.28	$90.19
6	970.15	$179.72	$0.92	$91.27	$88.45	$88.36
7	965.26	$176.08	$0.90	$89.42	$86.66	$86.57
8	960.40	$172.51	$0.88	$87.61	$84.91	$84.82
9	955.56	$169.02	$0.86	$85.84	$83.19	$83.10
10	950.75	$165.60	$0.85	$84.10	$81.50	$81.42
11	945.96	$162.24	$0.83	$82.39	$79.85	$79.77
12	941.19	$158.96	$0.81	$80.73	$78.23	$78.15
13	936.45	$155.74	$0.79	$79.09	$76.65	$76.57
14	931.73	$152.59	$0.78	$77.49	$75.10	$75.02
15	927.04	$149.50	$0.76	$75.92	$73.58	$73.50
16	922.37	$146.47	$0.75	$74.38	$72.09	$72.01
17	917.72	$143.50	$0.73	$72.88	$70.63	$70.55
18	913.10	$140.60	$0.72	$71.40	$69.20	$69.13
19	908.50	$137.75	$0.70	$69.95	$67.79	$67.73
20	903.92	$134.96	$0.69	$68.54	$66.42	$66.35
21	899.37	$132.23	$0.67	$67.15	$65.08	$65.01
22	894.84	$129.55	$0.66	$65.79	$63.76	$63.69
23	890.33	$126.92	$0.65	$64.46	$62.47	$62.40
24	885.84	$124.35	$0.63	$63.15	$61.20	$61.14
25	881.38	$121.84	$0.62	$61.87	$59.96	$59.90
26	876.94	$119.37	$0.61	$60.62	$58.75	$58.69
27	872.52	$116.95	$0.60	$59.39	$57.56	$57.50
28	868.13	$114.58	$0.58	$58.19	$56.39	$56.34
29	863.75	$112.26	$0.57	$57.01	$55.25	$55.20
30	859.40	$109.99	$0.56	$55.86	$54.13	$54.08
31	855.07	$107.76	$0.55	$54.73	$53.04	$52.98

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
32	850.76	$105.58	$0.54	$53.62	$51.96	$51.91
33	846.48	$103.44	$0.53	$52.53	$50.91	$50.86
34	842.21	$101.35	$0.52	$51.47	$49.88	$49.83
35	837.97	$99.29	$0.51	$50.43	$48.87	$48.82
36	833.75	$97.28	$0.50	$49.40	$47.88	$47.83
37	829.55	$95.31	$0.49	$48.40	$46.91	$46.86
38	825.37	$93.38	$0.48	$47.42	$45.96	$45.91
39	821.21	$91.49	$0.47	$46.46	$45.03	$44.98
40	817.07	$89.64	$0.46	$45.52	$44.12	$44.07
41	812.96	$87.82	$0.45	$44.60	$43.22	$43.18
42	808.86	$86.04	$0.44	$43.70	$42.35	$42.31
43	804.79	$84.30	$0.43	$42.81	$41.49	$41.45
44	800.73	$82.60	$0.42	$41.94	$40.65	$40.61
45	796.70	$80.92	$0.41	$41.10	$39.83	$39.79
46	792.68	$79.28	$0.40	$40.26	$39.02	$38.98
47	788.69	$77.68	$0.40	$39.45	$38.23	$38.19
48	784.72	$76.10	$0.39	$38.65	$37.46	$37.42
49	780.76	$74.56	$0.38	$37.87	$36.70	$36.66
50	776.83	$73.05	$0.37	$37.10	$35.95	$35.92
51	772.92	$71.57	$0.37	$36.35	$35.23	$35.19
52	769.02	$70.12	$0.36	$35.61	$34.51	$34.48
53	765.15	$68.70	$0.35	$34.89	$33.81	$33.78
54	761.29	$67.31	$0.34	$34.18	$33.13	$33.10
55	757.46	$65.95	$0.34	$33.49	$32.46	$32.43
56	753.64	$64.61	$0.33	$32.81	$31.80	$31.77
57	749.85	$63.31	$0.32	$32.15	$31.16	$31.13
58	746.07	$62.02	$0.32	$31.50	$30.53	$30.49
59	742.31	$60.77	$0.31	$30.86	$29.91	$29.88
60	738.57	$59.54	$0.30	$30.24	$29.30	$29.27
Quarterly Index Return			-0.50%	Index Total Return		-26.14%
Quarterly Return on the ETNs			-2.03%	Total Return on the ETNs		-70.70%

Hypothetical Examples

Example 4:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a financing rate of 6.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 0.50% per quarter from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 738.57 at the hypothetical ETN maturity.  In this example, no loss rebalancing event has occurred during the term of the ETNs.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	994.96	$198.99	$1.77	$101.77	$97.22	$97.12
2	989.95	$193.54	$1.73	$99.03	$94.51	$94.41
3	984.96	$188.14	$1.68	$96.27	$91.88	$91.78
4	980.00	$182.90	$1.63	$93.58	$89.31	$89.22
5	975.06	$177.80	$1.59	$90.97	$86.82	$86.74
6	970.15	$172.84	$1.54	$88.44	$84.40	$84.32
7	965.26	$168.02	$1.50	$85.97	$82.05	$81.97
8	960.40	$163.34	$1.46	$83.58	$79.76	$79.68
9	955.56	$158.79	$1.42	$81.25	$77.54	$77.46
10	950.75	$154.36	$1.38	$78.98	$75.38	$75.30
11	945.96	$150.06	$1.34	$76.78	$73.28	$73.20
12	941.19	$145.87	$1.30	$74.64	$71.23	$71.16
13	936.45	$141.81	$1.27	$72.56	$69.25	$69.18
14	931.73	$137.85	$1.23	$70.53	$67.32	$67.25
15	927.04	$134.01	$1.20	$68.57	$65.44	$65.37
16	922.37	$130.27	$1.16	$66.66	$63.62	$63.55
17	917.72	$126.64	$1.13	$64.80	$61.84	$61.78
18	913.10	$123.11	$1.10	$62.99	$60.12	$60.06
19	908.50	$119.68	$1.07	$61.24	$58.44	$58.38
20	903.92	$116.34	$1.04	$59.53	$56.81	$56.76
21	899.37	$113.10	$1.01	$57.87	$55.23	$55.17
22	894.84	$109.95	$0.98	$56.26	$53.69	$53.63
23	890.33	$106.88	$0.95	$54.69	$52.19	$52.14
24	885.84	$103.90	$0.93	$53.16	$50.74	$50.69
25	881.38	$101.00	$0.90	$51.68	$49.32	$49.27
26	876.94	$98.19	$0.88	$50.24	$47.95	$47.90
27	872.52	$95.45	$0.85	$48.84	$46.61	$46.56
28	868.13	$92.79	$0.83	$47.48	$45.31	$45.27
29	863.75	$90.20	$0.81	$46.15	$44.05	$44.00
30	859.40	$87.69	$0.78	$44.87	$42.82	$42.78
31	855.07	$85.24	$0.76	$43.62	$41.63	$41.58

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
32	850.76	$82.87	$0.74	$42.40	$40.47	$40.43
33	846.48	$80.56	$0.72	$41.22	$39.34	$39.30
34	842.21	$78.31	$0.70	$40.07	$38.24	$38.20
35	837.97	$76.13	$0.68	$38.95	$37.18	$37.14
36	833.75	$74.01	$0.66	$37.87	$36.14	$36.10
37	829.55	$71.94	$0.64	$36.81	$35.13	$35.10
38	825.37	$69.94	$0.62	$35.78	$34.15	$34.12
39	821.21	$67.99	$0.61	$34.79	$33.20	$33.17
40	817.07	$66.09	$0.59	$33.82	$32.27	$32.24
41	812.96	$64.25	$0.57	$32.87	$31.37	$31.34
42	808.86	$62.46	$0.56	$31.96	$30.50	$30.47
43	804.79	$60.72	$0.54	$31.07	$29.65	$29.62
44	800.73	$59.02	$0.53	$30.20	$28.82	$28.79
45	796.70	$57.38	$0.51	$29.36	$28.02	$27.99
46	792.68	$55.78	$0.50	$28.54	$27.24	$27.21
47	788.69	$54.22	$0.48	$27.74	$26.48	$26.45
48	784.72	$52.71	$0.47	$26.97	$25.74	$25.71
49	780.76	$51.24	$0.46	$26.22	$25.02	$25.00
50	776.83	$49.81	$0.44	$25.49	$24.33	$24.30
51	772.92	$48.43	$0.43	$24.78	$23.65	$23.62
52	769.02	$47.08	$0.42	$24.09	$22.99	$22.96
53	765.15	$45.76	$0.41	$23.42	$22.35	$22.32
54	761.29	$44.49	$0.40	$22.76	$21.72	$21.70
55	757.46	$43.25	$0.39	$22.13	$21.12	$21.10
56	753.64	$42.04	$0.38	$21.51	$20.53	$20.51
57	749.85	$40.87	$0.37	$20.91	$19.96	$19.94
58	746.07	$39.73	$0.35	$20.33	$19.40	$19.38
59	742.31	$38.62	$0.34	$19.76	$18.86	$18.84
60	738.57	$37.55	$0.34	$19.21	$18.33	$18.32
Quarterly Index Return			-0.50%	Index Total Return		-26.14%
Quarterly Return on the ETNs			-2.79%	Total Return on the ETNs		-81.67%

Hypothetical Examples

Example 5:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a financing rate of 3.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased from a level of 1,000.00 (the initial Index level for purposes of this example) by 1.50% per quarter for the first seven quarters, 17% in the 8th quarter and 1.50% per quarter from the 8th quarter onwards to a final Index level of 333.86 at the hypothetical ETN maturity.  In this example, the effect of one loss rebalancing event, reflected by an adjustment to the long index amount and the financing level, is shown during the 8th quarter.

Example 5 shows the effect of a greater decrease in the Index level on a per annum basis on the closing indicative note value, as compared to Example 3.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	984.65	$196.93	$1.01	$101.01	$95.92	$95.82
2	969.54	$189.12	$0.97	$97.13	$91.99	$91.90
3	954.65	$181.37	$0.93	$93.15	$88.22	$88.13
4	940.00	$173.94	$0.90	$89.33	$84.61	$84.52
5	925.57	$166.82	$0.86	$85.68	$81.14	$81.06
6	911.36	$159.99	$0.82	$82.17	$77.82	$77.74
7	897.37	$153.43	$0.79	$78.80	$74.63	$74.56
8	883.60	$147.15	$0.76	$75.57	$71.58	$71.50
9	734.83	$79.89	$0.65	$47.41	$32.49	$32.45
10	723.55	$64.05	$0.34	$32.92	$31.13	$31.10
11	712.44	$61.38	$0.32	$31.52	$29.86	$29.83
12	701.51	$58.87	$0.30	$30.23	$28.63	$28.60
13	690.74	$56.45	$0.29	$28.99	$27.46	$27.43
14	680.14	$54.14	$0.28	$27.81	$26.34	$26.31
15	669.70	$51.92	$0.27	$26.67	$25.26	$25.23
16	659.42	$49.80	$0.26	$25.58	$24.22	$24.20
17	649.30	$47.76	$0.25	$24.53	$23.23	$23.21
18	639.33	$45.80	$0.24	$23.52	$22.28	$22.26
19	629.52	$43.93	$0.23	$22.56	$21.37	$21.34
20	619.85	$42.13	$0.22	$21.64	$20.49	$20.47
21	610.34	$40.40	$0.21	$20.75	$19.65	$19.63
22	600.97	$38.75	$0.20	$19.90	$18.85	$18.83
23	591.75	$37.16	$0.19	$19.08	$18.07	$18.06
24	582.66	$35.64	$0.18	$18.30	$17.33	$17.32
25	573.72	$34.18	$0.18	$17.55	$16.62	$16.61
26	564.91	$32.78	$0.17	$16.83	$15.94	$15.93
27	556.24	$31.44	$0.16	$16.14	$15.29	$15.27
28	547.70	$30.15	$0.16	$15.48	$14.66	$14.65

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
29	539.30	$28.91	$0.15	$14.85	$14.06	$14.05
30	531.02	$27.73	$0.14	$14.24	$13.49	$13.47
31	522.87	$26.59	$0.14	$13.66	$12.94	$12.92
32	514.84	$25.50	$0.13	$13.10	$12.41	$12.39
33	506.94	$24.46	$0.13	$12.56	$11.90	$11.89
34	499.16	$23.46	$0.12	$12.05	$11.41	$11.40
35	491.49	$22.50	$0.12	$11.55	$10.94	$10.93
36	483.95	$21.57	$0.11	$11.08	$10.49	$10.48
37	476.52	$20.69	$0.11	$10.63	$10.06	$10.05
38	469.21	$19.84	$0.10	$10.19	$9.65	$9.64
39	462.00	$19.03	$0.10	$9.77	$9.26	$9.25
40	454.91	$18.25	$0.09	$9.37	$8.88	$8.87
41	447.93	$17.50	$0.09	$8.99	$8.51	$8.51
42	441.05	$16.79	$0.09	$8.62	$8.17	$8.16
43	434.28	$16.10	$0.08	$8.27	$7.83	$7.82
44	427.62	$15.44	$0.08	$7.93	$7.51	$7.50
45	421.05	$14.81	$0.08	$7.60	$7.20	$7.20
46	414.59	$14.20	$0.07	$7.29	$6.91	$6.90
47	408.23	$13.62	$0.07	$6.99	$6.62	$6.62
48	401.96	$13.06	$0.07	$6.71	$6.35	$6.35
49	395.79	$12.53	$0.06	$6.43	$6.09	$6.09
50	389.72	$12.01	$0.06	$6.17	$5.84	$5.84
51	383.73	$11.52	$0.06	$5.92	$5.60	$5.60
52	377.84	$11.05	$0.06	$5.67	$5.37	$5.37
53	372.04	$10.60	$0.05	$5.44	$5.15	$5.15
54	366.33	$10.16	$0.05	$5.22	$4.94	$4.94
55	360.71	$9.75	$0.05	$5.01	$4.74	$4.74
56	355.17	$9.35	$0.05	$4.80	$4.55	$4.54
57	349.72	$8.96	$0.05	$4.60	$4.36	$4.36
58	344.35	$8.60	$0.04	$4.42	$4.18	$4.18
59	339.07	$8.25	$0.04	$4.23	$4.01	$4.01
60	333.86	$7.91	$0.04	$4.06	$3.85	$3.84
Quarterly Index Return			-1.80%	Index Total Return		-66.61%
Quarterly Return on the ETNs			-5.29%	Total Return on the ETNs		-96.15%

Hypothetical Examples

Example 6:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a financing rate of 3.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 1.50% per quarter from a level of 1,000.00 (the initial Index level for purposes of this example) to an Index level of 843.53 as of the end of the 11th quarter following the initial valuation date. The Index level subsequently continued to decrease by such an extent that an automatic termination event occurred on the 1st calendar day of the 12th quarter following the initial valuation date.  At the time of such hypothetical automatic termination event, the intraday index level had decreased to 598.91, which was less than the automatic termination trigger of 606.51 calculated on the valuation date immediately preceding the beginning of the index business day on which the automatic termination event shown here occurred.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	984.65	$196.93	$1.01	$101.01	$95.92	$95.82
2	969.54	$189.12	$0.97	$97.13	$91.99	$91.90
3	954.65	$181.37	$0.93	$93.15	$88.22	$88.13
4	940.00	$173.94	$0.90	$89.33	$84.61	$84.52
5	925.57	$166.82	$0.86	$85.68	$81.14	$81.06
6	911.36	$159.99	$0.82	$82.17	$77.82	$77.74
7	897.37	$153.43	$0.79	$78.80	$74.63	$74.56
8	883.60	$147.15	$0.76	$75.57	$71.58	$71.50
9	870.04	$141.12	$0.73	$72.48	$68.64	$68.57
10	856.68	$135.34	$0.70	$69.51	$65.83	$65.76
11	843.53	$129.80	$0.67	$66.66	$63.14	$63.07

Date	Intraday Index Level	Automatic Termination Trigger	Investor Fees Quarter to Date	Financing Level as of the previous Valuation Date	Intraday Indicative Note Value†
Intraday on Calendar Day 1 of Quarter 12	598.91	606.51	$0.013	$66.66	$25.48

†             Intraday indicative note value as of the time of the automatic termination event shown for informational purposes only.  The automatic redemption value payable on the redemption date will be determined by the calculation agent as described under “Specific Terms of the ETNs—Automatic Termination Event”. The payment you receive following the redemption of your ETNs in this situation will be significantly less than the principal amount of your ETNs and, if the level of the Index continues to decrease precipitously from the occurrence of the automatic termination event to the time at which the calculation agent determines the automatic redemption value, may equal $0.

Hypothetical Examples

Example 7:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a financing rate of 3.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 4% in every odd quarter including the first quarter and decreased by 4% per quarter in each even quarter until the 60th quarter from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 955.26 at the hypothetical ETN maturity.  In this example, no loss rebalancing event has occurred during the term of the ETNs.

Example 7 shows the effect of the path dependency and compounding on quarterly Index returns.  See “Risk Factors—Due to the Effect of Compounding, If the Long Index Amount Decreases, Any Subsequent Beneficial Quarterly Performance Will Result In a Smaller Dollar Increase on the Long Index Amount Than If the Long Index Amount Remained Constant.”

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	1,040.03	$208.01	$1.02	$101.02	$106.98	$106.88
2	998.48	$206.06	$1.08	$108.71	$97.35	$97.25
3	1,038.45	$201.88	$1.00	$97.73	$104.16	$104.06
4	996.95	$200.62	$1.05	$105.84	$94.78	$94.68
5	1,036.86	$196.56	$0.97	$95.15	$101.41	$101.31
6	995.43	$195.33	$1.02	$103.05	$92.28	$92.18
7	1,035.28	$191.37	$0.95	$92.64	$98.74	$98.64
8	993.91	$190.18	$0.99	$100.33	$89.85	$89.75
9	1,033.70	$186.33	$0.92	$90.20	$96.13	$96.04
10	992.40	$185.16	$0.97	$97.68	$87.48	$87.39
11	1,032.13	$181.41	$0.90	$87.82	$93.60	$93.50
12	990.89	$180.28	$0.94	$95.10	$85.17	$85.08
13	1,030.55	$176.63	$0.87	$85.50	$91.13	$91.04
14	989.38	$175.52	$0.92	$92.60	$82.92	$82.84
15	1,028.98	$171.97	$0.85	$83.24	$88.72	$88.64
16	987.87	$170.89	$0.89	$90.15	$80.74	$80.65
17	1,027.41	$167.43	$0.83	$81.05	$86.38	$86.30
18	986.36	$166.38	$0.87	$87.78	$78.61	$78.52
19	1,025.85	$163.01	$0.81	$78.91	$84.10	$84.02
20	984.86	$161.99	$0.85	$85.46	$76.53	$76.45
21	1,024.28	$158.72	$0.79	$76.83	$81.89	$81.81
22	983.36	$157.72	$0.82	$83.21	$74.51	$74.44
23	1,022.72	$154.53	$0.77	$74.80	$79.73	$79.65
24	981.86	$153.56	$0.80	$81.01	$72.55	$72.47
25	1,021.16	$150.45	$0.74	$72.83	$77.62	$77.55
26	980.36	$149.51	$0.78	$78.87	$70.64	$70.56

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
27	1,019.60	$146.48	$0.73	$70.91	$75.57	$75.50
28	978.86	$145.57	$0.76	$76.79	$68.77	$68.70
29	1,018.05	$142.62	$0.71	$69.04	$73.58	$73.51
30	977.37	$141.73	$0.74	$74.77	$66.96	$66.89
31	1,016.50	$138.86	$0.69	$67.22	$71.64	$71.57
32	975.88	$137.99	$0.72	$72.80	$65.19	$65.12
33	1,014.95	$135.20	$0.67	$65.44	$69.75	$69.68
34	974.39	$134.35	$0.70	$70.88	$63.47	$63.41
35	1,013.40	$131.63	$0.65	$63.72	$67.91	$67.85
36	972.91	$130.80	$0.68	$69.01	$61.80	$61.73
37	1,011.85	$128.16	$0.63	$62.04	$66.12	$66.06
38	971.42	$127.35	$0.66	$67.19	$60.17	$60.10
39	1,010.31	$124.78	$0.62	$60.40	$64.38	$64.31
40	969.94	$124.00	$0.65	$65.41	$58.58	$58.52
41	1,008.77	$121.49	$0.60	$58.81	$62.68	$62.62
42	968.46	$120.72	$0.63	$63.69	$57.04	$56.98
43	1,007.23	$118.28	$0.59	$57.26	$61.02	$60.97
44	966.99	$117.54	$0.61	$62.01	$55.53	$55.47
45	1,005.70	$115.16	$0.57	$55.75	$59.41	$59.36
46	965.51	$114.44	$0.60	$60.37	$54.07	$54.01
47	1,004.16	$112.12	$0.56	$54.28	$57.85	$57.79
48	964.04	$111.42	$0.58	$58.78	$52.64	$52.59
49	1,002.63	$109.17	$0.54	$52.84	$56.32	$56.27
50	962.57	$108.48	$0.57	$57.23	$51.25	$51.20
51	1,001.10	$106.29	$0.53	$51.45	$54.84	$54.78
52	961.10	$105.62	$0.55	$55.72	$49.90	$49.85
53	999.58	$103.48	$0.51	$50.09	$53.39	$53.34
54	959.64	$102.83	$0.54	$54.25	$48.58	$48.53
55	998.05	$100.75	$0.50	$48.77	$51.98	$51.93
56	958.17	$100.12	$0.52	$52.82	$47.30	$47.25
57	996.53	$98.10	$0.49	$47.49	$50.61	$50.56
58	956.71	$97.48	$0.51	$51.43	$46.05	$46.01
59	995.01	$95.51	$0.47	$46.23	$49.28	$49.23
60	955.26	$94.91	$0.50	$50.07	$44.84	$44.79
Quarterly Index Return			-0.08%	Index Total Return		-4.47%
Quarterly Return on the ETNs			-1.33%	Total Return on the ETNs		-55.16%

Hypothetical Examples

Example 8:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a financing rate of 3.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 4% per quarter from the first quarter until the 30th quarter and then rose by 4% per quarter for the next 30 quarters from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 955.26 at the hypothetical ETN maturity.  In this example, no loss rebalancing event has occurred during the term of the ETNs.

Example 8 shows the effect of the path dependency and compounding on quarterly Index returns.  See “Risk Factors—Due to the Effect of Compounding, If the Long Index Amount Decreases, Any Subsequent Beneficial Quarterly Performance Will Result In a Smaller Dollar Increase on the Long Index Amount Than If the Long Index Amount Remained Constant.”

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	960.04	$192.01	$1.01	$101.01	$91.00	$90.91
2	921.68	$175.28	$0.92	$92.53	$82.75	$82.67
3	884.86	$159.39	$0.84	$84.14	$75.25	$75.17
4	849.50	$144.94	$0.76	$76.51	$68.43	$68.35
5	815.56	$131.80	$0.70	$69.58	$62.22	$62.16
6	782.97	$119.85	$0.63	$63.27	$56.58	$56.52
7	751.69	$108.98	$0.58	$57.53	$51.45	$51.39
8	721.65	$99.10	$0.52	$52.31	$46.78	$46.73
9	692.82	$90.11	$0.48	$47.57	$42.54	$42.50
10	665.13	$81.94	$0.43	$43.26	$38.68	$38.64
11	638.56	$74.51	$0.39	$39.33	$35.18	$35.14
12	613.04	$67.75	$0.36	$35.77	$31.99	$31.95
13	588.55	$61.61	$0.33	$32.52	$29.09	$29.06
14	565.03	$56.02	$0.30	$29.57	$26.45	$26.42
15	542.45	$50.94	$0.27	$26.89	$24.05	$24.02
16	520.78	$46.32	$0.24	$24.45	$21.87	$21.85
17	499.97	$42.12	$0.22	$22.24	$19.89	$19.87
18	479.99	$38.30	$0.20	$20.22	$18.08	$18.06
19	460.81	$34.83	$0.18	$18.39	$16.44	$16.43
20	442.40	$31.67	$0.17	$16.72	$14.95	$14.94
21	424.72	$28.80	$0.15	$15.20	$13.60	$13.58
22	407.75	$26.19	$0.14	$13.82	$12.36	$12.35
23	391.46	$23.81	$0.13	$12.57	$11.24	$11.23
24	375.82	$21.65	$0.11	$11.43	$10.22	$10.21
25	360.80	$19.69	$0.10	$10.39	$9.30	$9.29
26	346.39	$17.91	$0.09	$9.45	$8.45	$8.44
27	332.55	$16.28	$0.09	$8.60	$7.69	$7.68

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Accrued Daily Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% x C)
28	319.26	$14.81	$0.08	$7.82	$6.99	$6.98
29	306.50	$13.46	$0.07	$7.11	$6.36	$6.35
30	294.26	$12.24	$0.06	$6.46	$5.78	$5.77
31	306.04	$11.99	$0.06	$5.80	$6.18	$6.18
32	318.29	$12.82	$0.06	$6.21	$6.61	$6.61
33	331.03	$13.71	$0.07	$6.64	$7.07	$7.07
34	344.28	$14.67	$0.07	$7.10	$7.56	$7.56
35	358.06	$15.69	$0.08	$7.60	$8.09	$8.08
36	372.40	$16.78	$0.08	$8.12	$8.65	$8.64
37	387.30	$17.94	$0.09	$8.69	$9.25	$9.24
38	402.81	$19.19	$0.09	$9.29	$9.90	$9.89
39	418.93	$20.52	$0.10	$9.94	$10.58	$10.57
40	435.70	$21.95	$0.11	$10.63	$11.32	$11.31
41	453.14	$23.47	$0.12	$11.37	$12.11	$12.09
42	471.28	$24.41	$0.12	$11.49	$12.93	$12.91
43	490.15	$25.39	$0.12	$11.61	$13.78	$13.77
44	509.77	$26.41	$0.12	$11.73	$14.67	$14.66
45	530.18	$27.46	$0.13	$11.86	$15.60	$15.59
46	551.40	$28.56	$0.13	$11.99	$16.57	$16.56
47	573.48	$29.71	$0.14	$12.13	$17.58	$17.56
48	596.43	$30.90	$0.14	$12.27	$18.63	$18.61
49	620.31	$32.13	$0.14	$12.41	$19.72	$19.71
50	645.14	$33.42	$0.15	$12.56	$20.86	$20.85
51	670.97	$34.76	$0.15	$12.71	$22.05	$22.03
52	697.83	$36.15	$0.16	$12.86	$23.29	$23.27
53	725.76	$37.60	$0.16	$13.02	$24.57	$24.56
54	754.82	$39.10	$0.16	$13.19	$25.92	$25.90
55	785.03	$40.67	$0.17	$13.36	$27.31	$27.29
56	816.46	$42.29	$0.17	$13.53	$28.77	$28.74
57	849.14	$43.99	$0.18	$13.71	$30.28	$30.26
58	883.13	$45.75	$0.18	$13.89	$31.85	$31.83
59	918.49	$47.58	$0.19	$14.08	$33.50	$33.47
60	955.26	$49.48	$0.20	$14.28	$35.20	$35.18
Quarterly Index Return			-0.08%	Index Total Return		-4.47%
Quarterly Return on the ETNs			-1.72%	Total Return on the ETNs		-64.80%

RISK FACTORS

The ETNs are senior, unsecured debt obligations of Barclays Bank PLC and are not secured debt.  The ETNs are riskier than ordinary unsecured debt securities.  The return on the ETNs is linked to a quarterly rebalanced leveraged participation in the performance of the Index.  Investing in the ETNs is not equivalent to taking direct leveraged positions in the Index Constituents or the Index itself.  See the section entitled “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain. See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Risks Relating to the Return on the ETNs

Owning the ETNs is Not the Same As Owning the Index Components or a Security Directly Linked to the Performance of the Index

The return on your ETNs will not reflect the return you would have realized if you had actually owned the index components or a security directly linked to the performance of the Index and held such investment for a similar period.  Any return on your ETNs includes the negative effect of the daily investor fee, the loss rebalancing fee and the settlement charge.  Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

Leverage Increases the Sensitivity of Your ETNs to Changes in the Level of the Index

Because your investment in the ETNs is leveraged, changes in the level of the Index will have a greater impact on the payout on your ETNs than on a payout on securities that are not so leveraged.  In particular, any decrease in the level of the Index will result in a significantly greater decrease in your payment at maturity or upon redemption or an automatic termination event, and you will suffer losses on your investment in the ETNs substantially greater than you would if your ETNs did not contain a leverage component.

The ETNs Are Not Suitable For All Investors. In Particular, the ETNs Should Be Purchased Only By Investors Who Understand Leverage Risk and the Consequences of Seeking Quarterly Rebalanced Leveraged Investment Results, and Who Intend to Actively Monitor and Manage Their Investments

The ETNs are not suitable for all investors. In particular, the ETNs entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining a resetting two times leverage on a quarterly basis, and the consequences of seeking quarterly rebalanced leveraged investment results generally. Investing in the ETNs is not equivalent to a direct investment in the Index because the long index amount is reset each quarter, resulting in the compounding of quarterly returns.

The ETNs are designed to achieve their stated investment objective on a quarterly basis, but their performance can differ significantly from their stated quarterly objective because the relationship between the level of the Index and the long index amount of the ETNs will begin to break down as the length of an investor’s holding period increases. The ETNs are not long term substitutes for leveraged long positions in the Index Constituents.

Investors should carefully consider whether the ETNs are appropriate for their investment portfolio. As discussed above, because the ETNs are meant to provide leveraged exposure to quarterly changes in the closing level of the Index, their performance over periods longer than a single quarter can differ significantly from the performance of the Index during the same period of time. Therefore, it is possible that you will suffer significant losses even if the long-term performance of the Index is positive. It is possible for the level of the Index to increase over time while the market value of the ETNs declines over time. You should proceed with caution in considering an investment in the ETNs.

The ETNs seek to provide a leveraged return based on the performance of the Index (as adjusted for applicable fees and charges). The ETNs do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the Index for periods longer than a single quarter. The ETNs rebalance their theoretical exposure on a quarterly basis, increasing exposure in response to a quarter’s gains or reducing exposure in response to a quarter’s losses.

Quarterly rebalancing will impair the performance of the ETNs if the Index experiences volatility from quarter to quarter and such performance will be dependent on the path of quarterly returns during the holder’s holding period. At higher ranges of quarterly volatility, there is a possibility of a significant or complete loss of the value of the ETNs even if the performance of the Index is flat.

The occurrence of loss rebalancing events, if any, will have the effect of increasing the cumulative effect of compounding (as well as incurring additional loss rebalancing fees) thereby heightening the possibility of complete loss.

The amount you receive at maturity or upon redemption or an automatic termination event, will be contingent upon the quarterly rebalanced leveraged performance of the Index during the term of the ETNs. There is no guarantee that you will receive your initial investment back or any return on that investment at maturity or upon redemption or an automatic termination event. Significant adverse quarterly performances for your ETNs may not be offset by any beneficial quarterly performances of the same magnitude.

Due to the Effect of Compounding, If the Long Index Amount Increases, Any Subsequent Adverse Quarterly Performance Will Result In a Larger Dollar Reduction from the Long Index Amount Than If the Long Index Amount Remained Constant

If the long index amount increases, the dollar amount which you can lose in any single quarter from an adverse quarterly performance will increase correspondingly so that the dollar amount lost will be greater than if the long index amount were maintained at a constant level. The compounding effect is magnified because the net negative effect of the daily investor fee and loss rebalancing fees (if any) accumulate over time. This means that if you invest in the ETNs, you could lose more than 2% of your initial investment for each 1% of adverse quarterly performance of the Index.

Due to the Effect of Compounding, If the Long Index Amount Decreases, Any Subsequent Beneficial Quarterly Performance Will Result In a Smaller Dollar Increase on the Long Index Amount Than If the Long Index Amount Remained Constant

If the long index amount decreases, the dollar amount which you can gain in any single quarter from a beneficial quarterly performance will decrease correspondingly. This is because the Index Performance Factor will be applied to a smaller long index amount. As such, the dollar amount which you can gain from any beneficial quarterly performance will be less than if the long index amount were maintained at a constant level. This means that if the long index amount decreases, it will take larger beneficial quarterly performances to restore the value of your investment back to the amount of your initial investment than would have been the case if the long index amount were maintained at a constant level. The compounding effect is magnified because the net negative effect of the daily investor fee and loss rebalancing fees (if any) accumulate over time. This means that if you invest in the ETNs, you could gain less than 2% of your initial investment for each 1% of beneficial quarterly performance. Additionally, occurrence of loss rebalancing events, if any, will have the effect of significantly decreasing the long index amount (as well as incurring additional loss rebalancing fees) thereby heightening the possibility of complete loss.

The Ratio Between the Value of Your ETNs and the Notional Exposure of Each ETN to the Index Will Fluctuate During the Term of Your ETNs

As mentioned previously, your ETNs do not incorporate a daily “reset” mechanism that regularly adjusts the notional exposure to the performance of the Index in order to achieve a fixed daily multiple of Index percentage returns.

After each quarterly rebalancing event, the leverage to which investors will be exposed is unlikely to be two times the performance of the Index. As the level of the Index increases or decreases after the quarterly rebalancing event, the leverage exposure will vary. If an investor purchases the ETNs at a point in time when the level of the Index has increased as compared to the closing level of the Index on the immediately preceding rebalancing event date, such investor will be exposed to less than two times the positive performance of the Index (before accounting for applicable fees and charges). If the level of the

Index decreases as compared to the closing level of the Index on the immediately preceding rebalancing event date, such investor will be exposed to more than two times the negative performance of the Index (before accounting for applicable fees and charges). Such increased or decreased exposure will last until the next quarterly rebalancing event. The occurrence of loss rebalancing events, if any, will have the effect of significantly decreasing the long index amount (as well as incurring additional loss rebalancing fees) thereby heightening the possibility of a large deviation from the target of two times the Index performance over the period during which you hold the ETNs.  Consequently, both on any given day and over longer periods, your investment in the ETNs may underperform compared to a comparable investment where the daily return tracks a multiple equal to the initial leverage factor of two times the performance of the underlying reference asset.  The leverage factor is an indication of the participation of the ETNs in the performance of the Index on a daily basis.  The leverage factor for the ETNs will be published solely for informational purposes.  It is not intended to serve as a basis for determining a price or quotation for the ETNs, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of the ETNs.

Upon the Occurrence of a Loss Rebalancing Event, the Leveraged Exposure of the ETNs to the Quarterly Performance of the Index Will Be Reduced

A loss rebalancing event, which may occur multiple times throughout the term of the ETNs, will have the effect of reducing the leveraged exposure of the ETNs to the Index with the aim of resetting the leveraged exposure to the Index to approximately 2.0 on the relevant rebalancing date (without accounting for changes in the Index level on the rebalancing date). This means that as of the rebalancing date after the loss rebalancing event, a constant percentage increase in the Index level will have a lesser positive effect on the value of the ETNs relative to before the loss rebalancing event.  This effect may be magnified if multiple loss rebalancing events occur.  In addition, each time a loss rebalancing event occurs, a loss rebalancing fee equal to 0.05% of the relevant rebalancing amount (which represents the change in the notional exposure to the Index as a result of a rebalancing event) will be added to the financing level, which will have the effect of reducing the closing indicative note value and, therefore, the value of the ETNs at maturity or upon redemption.

Your Payment at Maturity or Upon Redemption or an Automatic Termination Event Will Be Significantly Reduced by the Effect of the Daily Investor Fee, any Applicable Loss Rebalancing Fee and Settlement Charge Regardless of the Performance of the Index

Your payment at maturity or upon redemption or an automatic termination event will be significantly reduced by the effect of the daily investor fee, any applicable loss rebalancing fee and settlement charge on the closing indicative note value of your ETNs. The daily investor fee accrues on a daily basis during the term of the ETNs through the calculation of the financing level. The net effect of the daily investor fee accumulates over time and has the effect of reducing the closing indicative note value by increasing the financing level throughout the term of the ETNs.  In addition, a loss rebalancing fee is added to the financing level each time the exposure of the ETNs to the Index is adjusted following a loss rebalancing event.  A loss rebalancing event may occur multiple times throughout the term of the ETNs, so a loss rebalancing fee could be charged multiple times throughout the term of the ETNs.  Upon maturity or holder redemption of the ETNs, a settlement charge will be deducted from the applicable closing indicative note value in determining the amount of the payment to you.

As such, the level of the Index must increase significantly in order to offset the effect of the daily investor fee, any loss rebalancing fee and the settlement charge. If the level of the Index does not increase sufficiently, your return at maturity or upon redemption or an automatic termination event may be less than that of a comparable investment in securities with lower fees and costs and may also be less, perhaps significantly less, than the amount for which you purchased your ETNs.

We Will Automatically Redeem Your ETNs if, on Any Index Business Day Prior to or on the Final Valuation Date, the Intraday Index Level Is Less than or Equal to the Automatic Termination Trigger

If, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the automatic termination trigger calculated on the valuation date immediately preceding the beginning of such index business day, an automatic termination event will be deemed to have occurred and the ETNs will be automatically redeemed (in whole only, but not in part) in an amount equal to the automatic redemption value. Upon the occurrence of an automatic termination event, the ETNs will be automatically redeemed even if the intraday index level is greater than the automatic termination trigger at any time after the occurrence of the automatic termination event. The automatic redemption value will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents that are available as soon as practicable following the occurrence of an automatic termination event.  The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value.

The Occurrence of an Automatic Termination Event May Adversely Affect the Value of, and the Ability to Sell or Redeem, the ETNs

As discussed above, we will automatically redeem the ETNs (in whole only, but not in part) upon the occurrence of an automatic termination event.  The payment you receive following the redemption of your ETNs in this situation will be significantly less than the principal amount of your ETNs and, if the level of the Index continues to decrease precipitously from the occurrence of the automatic termination event to the time at which the calculation agent determines the automatic redemption value, may equal $0.  The automatic redemption of the ETNs upon the occurrence of automatic termination event may adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following the occurrence of an automatic termination event.  Additionally, if we exercise our right to redeem the ETNs or an automatic termination event occurs prior to the close of business on the applicable valuation date, any election to redeem will be deemed ineffective, and your ETNs will be automatically redeemed on the relevant redemption date at an amount equal to the automatic redemption value.

If an Automatic Termination Event Occurs, Your Payment on the Relevant Redemption Date May Be Less Than the Intraday Indicative Note Value at the Time of the Automatic Termination Event

As discussed above, we will automatically redeem the ETNs (in whole only, but not in part) if the intraday index level is less than or equal to the applicable automatic termination trigger.  The intraday index level is based on the most recent intraday level of the Index reported by the index sponsor.  After the occurrence of an automatic termination event, the calculation agent will determine the automatic redemption value in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents that are available as soon as practicable following the occurrence of an automatic termination event.  The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value.  At the time when an automatic termination event occurs, certain equity markets on which the Index Constituents are traded may be closed, in which case intraday prices of certain Index Constituents may not be available.  In such case, the calculation agent, in its sole discretion, may not be able to determine the automatic redemption value until such time as all the exchanges on which such Index Constituents are traded have opened for trading.  As a result, there may be a delay, perhaps a significant one, between the time at which an automatic termination event occurs and the time at which the calculation agent determines the automatic redemption value. It is possible that the market prices of the relevant Index Constituents may vary significantly between the time of the automatic termination event and the time the automatic redemption value is calculated, including potentially as a result of our trading activities during this period, as described further in the risk factor “—Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Index Constituents or Instruments Linked to the Index or to the Index Constituents May Also Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs”.  As a result, you may receive a payment following an automatic termination event that is significantly less than the intraday indicative note value at the time of the automatic termination event. The minimum automatic redemption value is $0 per ETN, meaning that you can lose up to your entire principal amount following the occurrence of an automatic termination event.

An Automatic Termination Event May Occur Outside of the Hours During Which the ETNs are Traded on NYSE Arca

In addition, the terms of the ETNs provide that an automatic termination event will occur, meaning that we will automatically redeem the ETNs (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the applicable automatic termination trigger.  Because certain equity markets on which the Index Constituents are traded are open for trading in different time zones around the world and the intraday index level relative to the automatic termination trigger will be observed by the calculation agent outside the hours during which the ETNs are traded on NYSE Arca, it is possible that an automatic termination event may occur outside the hours during which the ETNs are traded on NYSE Arca.

If the ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index

If, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the applicable automatic termination trigger, an automatic termination event will be deemed to have occurred and the ETNs will be automatically redeemed.  Following the occurrence of an automatic termination event, you will not benefit from any subsequent increase in the level of the Index even if such increase occurs prior to the redemption date. Instead, you will receive a payment on the relevant redemption date equal to the automatic redemption value.

The Daily Investor Fee is Based In Part Upon LIBOR Which is a Floating Rate That May Increase Significantly During the Term of the ETNs

Your payment at maturity or upon redemption or an automatic termination event will be reduced by the daily investor fee, which accumulates over time and has the effect of reducing the closing indicative note value by increasing the financing level throughout the term of the ETNs.  The daily investor fee is linked, in part, to the 3-month LIBOR rate, which is a floating rate that fluctuates continuously.  As a result, if the 3-month LIBOR rate increases during the term of the ETNs, the daily investor fee will increase at a faster rate, which will reduce the amount payable on your ETNs at maturity or upon redemption or an automatic termination event and may adversely affect the market value of your ETNs.

Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of the ETNs

The method by which LIBOR is calculated may change in the future, as a result of governmental actions, actions by the publisher of the applicable floating interest rate or otherwise. We cannot predict whether the method by which LIBOR is calculated will change or what the impact of any change might be. Any of these changes could adversely affect the daily investor fee and the value of the ETNs.

In particular, LIBOR and other rates that are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause these “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any of these consequences could adversely affect any securities based on, or linked to, these “benchmarks”. Any of these international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any of these regulations or requirements. These factors may have the effect of discouraging market participants from continuing to administer or participate in certain “benchmarks,” trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks.” The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in adjustment to the terms and conditions, discretionary valuation by the calculation agent, or other consequences in relation to securities linked to that “benchmark.” Any of these consequences could adversely affect the daily investor fee and the value of the

ETNs.

Uncertainty about the Future of LIBOR May Adversely Affect the Return on Your ETNs and the Price at Which You Can Sell Your ETNs

On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, and it is impossible to predict the effect of any such alternatives on the value of the ETNs. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates during the term of the ETNs and your return on the ETNs.

Potential Conflicts of Interest May Arise if 3-month LIBOR Rate Has Been Permanently Discontinued or is Unavailable

If the calculation agent determines in its sole discretion that 3-month LIBOR rate has been discontinued or such rate has ceased to be published permanently or indefinitely, then the calculation agent shall use for the relevant valuation date a successor or substitute rate that it has determined in its sole discretion to be (a) the industry-accepted successor rate to the discontinued 3-month LIBOR rate or (b) if no such industry-accepted successor rate exists, the most comparable substitute rate to the discontinued 3-month LIBOR rate. Furthermore, if the calculation agent has determined a successor or substitute rate in accordance with the foregoing, the calculation agent may make adjustments in its sole discretion to any relevant methodology for calculating such successor or substitute rate, including, but not limited to, any adjustment it determines is needed to make such successor or substitute rate comparable to the discontinued 3-month LIBOR rate, in a manner that is consistent with industry-accepted practices for such successor or substitute rate for debt obligations such as the ETNs.

We will act as calculation agent for the ETNs, and therefore a conflict of interest may arise due to our economic interests potentially being adverse to your interests as an investor in the ETNs. Any such determinations that we may make in accordance with the terms of the ETNs could result in adverse consequences to 3-month LIBOR Rate, which could adversely affect any payments on the ETNs and the market value of the ETNs.

The Cumulative Effect of the Daily Investor Fee, any Applicable Loss Rebalancing Fees and Settlement Charge May Be Greater Than the Charges and Fees You May Incur in Connection With an Alternative Investment

The closing indicative note value, and therefore your payment at maturity or upon redemption, is reduced by the cumulative effect of the daily investor fee, any applicable loss rebalancing fees and settlement charge. See “—Your Payment at Maturity or Upon Redemption or an Automatic Termination Event Will Be Significantly Reduced by the Effect of the Daily Investor Fee, any applicable Loss Rebalancing Fee and Settlement Charge Regardless of the Performance of the Index” above for more information regarding the calculation of the cumulative effect of the daily investor fee, any applicable loss rebalancing fees and settlement charge. If the cumulative effect of the daily investor fee, any applicable loss rebalancing fees and settlement charge is greater than the charges and fees you may have otherwise incurred or accrued in connection with an alternative investment in the Index or the Index Constituents over the same term, your return on the ETNs may be less than your return on such alternative investment.

The Portion of the Daily Investor Fee That Represents Financing Costs May Be Greater Than Financing Costs That You Would Incur If You Borrowed Funds From a Third Party

The daily investor fee includes a variable component that seeks to compensate the Issuer for, among other things, providing investors with the potential to receive a quarterly rebalanced leveraged participation in the performance of the Index and is intended to include an approximation of the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index.  However, there is no guarantee that portion of the daily investor fee that represents financing costs will correspond to the lowest level of financing costs that may be available to you.  If the cumulative effect of the daily investor fee exceeds the financing costs and any associated fees you could otherwise incur or accrue from borrowing available funds from a third party for the same time period, your return on the ETNs may be less than your return on an investment in a different instrument linked to the quarterly compounded performance of the Index where you used funds borrowed on more favorable terms from the third party to leverage your investment in such instrument.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the effect of the daily investor fee, any loss rebalancing fees and the settlement charge between the initial valuation date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon redemption or an automatic termination event.  This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to provide the ETNs with a valuation equal to or greater than the principal amount of the ETNs.

You Will Not Receive Interest Payments on the ETNs

You will not receive any periodic interest payments on your ETNs.  Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities.

Risks Relating to the Index

An Investment in the ETNs Will Be Subject to Risks Associated with Non-U.S. Securities Markets

The Index Constituents have been issued by non-U.S. companies. Investments in securities linked to the values of such Index Constituents involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally, non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of such Index Constituents may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.  In particular, the Index Constituents are issued by companies located in Europe.  Certain countries and markets in Europe are and have been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict.

Some or all of the foregoing factors may influence the closing levels of the Index. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the Index based on their historical performance. The value of the Index may decrease such that you may not receive any return of your investment. There can be no assurance that the closing levels of the Index will not decrease, or will not increase sufficiently, so that at maturity or upon redemption or an automatic termination event you will not lose some or all of your investment.

An Investment in the ETNs Will Be Subject to Currency Exchange Risk

Because the prices of the Index Constituents are converted into U.S. dollars for the purposes of calculating the value of the Index, the holders of the ETNs will be exposed to currency exchange rate risk with respect to each of the currencies in which such Index Constituents trade. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of such Index Constituents denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the Index will be adversely affected and the payment at maturity or upon redemption or an automatic termination event of the ETNs may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

•    existing and expected rates of inflation;

•    existing and expected interest rate levels;

•    the balance of payments; and

•     the extent of governmental surpluses or deficits in the component countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Changes in the Volatility of Exchange Rates, and the Correlation Between Those Rates and the Value of the Index are Likely To Affect the Market Value of the ETNs

The exchange rate between the U.S. dollar and each of the currencies in which the Index Constituents are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies — the particular currency in which an Index Constituent is denominated and the U.S. dollar. This exchange rate reflects the amount of the particular currency in which such Index Constituent is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency in which such Index Constituent is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies in which the such Index Constituents are denominated refers to the size and frequency of changes in that exchange rate.

Because the Index is calculated, in part, by converting the closing prices of such Index Constituents into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which such Index Constituents are denominated could affect the market value of the ETNs and the payment you receive at maturity or upon redemption or an automatic termination event.

The correlation of the exchange rate between the U.S. dollar and each of the currencies in which such Index Constituents are denominated and the value of the Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the value of the Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies in which such Index Constituents are denominated and the percentage changes in the value of the Index could affect the value of your ETNs and the payment you receive at maturity or upon redemption or an automatic termination event.

The ETNs Will Be Subject to Significant Movements in Underlying Foreign Exchange and Equity Markets Outside of the Hours During Which the ETNs are Traded on NYSE Arca

The equity markets on which the Index Constituents are traded are located in Europe and, therefore, are open for trading in different time zones than that of NYSE Arca. Significant price and currency exchange rate movements may take place in the underlying foreign exchange and equity markets during hours when the ETNs are not traded on NYSE Arca, and those movements may be reflected in the market value of the ETNs when trading of the ETNs commences on NYSE Arca.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the level of the Index will rise or fall.  The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index.

Risks Relating to Liquidity and the Secondary Market

The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs

The estimated value of the ETNs will not be a

prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on NYSE Arca.  The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date.  For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors”.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary market for the ETNs will exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily.  In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so.  If they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs.  Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs.  While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

The ETNs are senior, unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party or guaranteed by any third party.  Any payment on the ETNs, including any payment at maturity or upon redemption or an automatic termination event, is subject to the creditworthiness of the Issuer.  Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs.  Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs.  However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Note Value and/or the Intraday Indicative Note Value

The ETNs may trade at a substantial premium to or discount from the closing indicative note value and/or the intraday indicative note value.  The closing indicative note value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative note value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only. In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.

If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative note value and/or the intraday indicative note value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional notes), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.  In addition, paying a premium purchase price over the intraday indicative value could lead to significant losses if you sell your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative note value, you may experience a significant loss.

We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete.  We also reserve the right to cease or suspend sales of the ETNs from inventory held at any time after the inception date.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market.  Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value.  Any premium may be reduced or eliminated at any time.  Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion or automatically.  Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on a redemption date.  If you hold fewer than 10,000 ETNs or fewer than 10,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. Furthermore, the secondary market for the ETNs may not provide enough liquidity for you to acquire the minimum 10,000 ETNs necessary to exercise your right to redeem your ETNs.

You may only redeem your ETNs on a redemption date if we receive a notice of holder redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York

City time, on the business day prior to the applicable valuation date.  If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Your notice of holder redemption and confirmation of redemption will not be effective until we confirm receipt.  Additionally, if we exercise our right to redeem the ETNs or an automatic termination event occurs prior to the close of business on the applicable valuation date, any notice of holder redemption will be deemed ineffective and we will automatically redeem your ETNs on the relevant redemption date at an amount equal to the automatic redemption value.  We may from time to time, in our sole discretion, reduce the minimum redemption amount of 10,000 ETNs on a consistent basis for all holders of the ETNs.  See “Specific Terms of the ETNs—Holder Redemption Procedures” in this pricing supplement for more information.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date.  You may also sustain a significant loss if you sell your ETNs in the secondary market.  We expect that generally the value of the Index Constituents will affect the market value of the ETNs more than any other factors.  Several other factors, many of which are beyond our control, will influence the market value of the ETNs.  Factors that may influence the market value of the ETNs include:

•     prevailing market prices and forward volatility levels of the stock markets on which the Index Constituents are listed or traded, the Index Constituents, and prevailing market prices of options on the Index or any other financial instruments related to the Index;

•     supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•     the time remaining to the maturity of the ETNs;

•     interest rates, including LIBOR;

•     economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price or forward volatility of the stock markets on which the Index Constituents are listed or traded, the Index Constituents, and the Index;

•     the exchange rates relative to the U.S. dollar with respect to each of the currencies in which each of the Index Constituents trade;

•     the perceived creditworthiness of Barclays Bank PLC;

•     supply and demand in the listed and over-the-counter equity derivative markets; or

•     supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent.  We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion.  In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time. Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market.  See “Specific Terms of the ETNs—Further Issuances” and “Supplemental Plan of Distribution” in this pricing supplement for more information.

Risks Relating to the ETNs Generally

You May Lose Some or All of Your Investment

If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the ETNs, by acquiring the ETNs, each holder of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the ETNs losing all or a part of the value of your investment in the ETNs or receiving a different security from the ETNs, which may be worth significantly less than the ETNs and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the ETNs. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs will not be a default or an event of default and the Trustee (as defined herein) will not be liable for any action that the Trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities,” “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” and in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent.  The calculation agent will, among other things, decide the amount of the return paid out to you on your ETNs at maturity or upon redemption or an automatic termination event. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs.  If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index or to postpone the relevant valuation date or the maturity date.  The calculation agent will exercise its judgment when performing its functions.  Since determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such determination.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the Index and any additions, deletions or substitutions of equity securities and the manner in which changes affecting the equity securities are reflected in the Index, could affect the level of the Index and, therefore, the amount payable on your ETNs at maturity or upon redemption or an automatic termination event and the market value of your ETNs prior to maturity.

The index sponsor can add, delete or substitute the Index Constituents or make other methodological changes that could change the level of the Index.  The changing of Index Constituents may affect the Index, as a newly added equity security may perform significantly better or worse than the Index Constituent it replaces.  Additionally, the index sponsor may alter, discontinue or suspend calculation or dissemination of the Index.  Any of these actions could adversely affect the value of ETNs linked to the Index.  The index sponsor has no obligation to consider your interests in calculating or revising the Index.  See “The Index” below.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Market Disruption Events” and “Specific Terms of the ETNs—Role of Calculation Agent”.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding methods or policies relating to the calculation of the Index in its capacity as the index sponsor.  The index sponsor is not under any obligation to continue to calculate the Index or required to calculate any successor index.  If the index sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the value of the ETNs or the amount payable at maturity or upon redemption.  The calculation agent may designate a successor index selected in its sole discretion.  If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon redemption of the ETNs will be determined by the calculation agent in its sole discretion.  See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.  Substantially all disclosure in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information.  We have not independently verified this information.  You, as an investor in the ETNs, should make your own investigation into the Index and the index sponsor.  The index sponsor has no obligation to consider your interests as a holder of the ETNs.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date or Immediately Following an Automatic Termination Event on Any Calendar Day, the Calculation Agent Can Postpone the Determination of, As Applicable, the Closing Indicative Note Value, the Automatic Redemption Value or the Maturity Date or a Redemption Date

The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date.  In no event, however, will a valuation date be postponed by more than five trading days.  As a result, the maturity date or a redemption date for the ETNs could also be postponed, although not by more than five trading days.  If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day.  See “Specific Terms of the ETNs—Market Disruption Events” in this pricing supplement.

Similarly, if the calculation agent is prevented from determining the automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event, the calculation agent may determine the automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the automatic redemption value prior to the close of trading on the fifth trading day. See also “If the ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index”.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Index Constituents or Instruments Linked to the Index or to the Index Constituents May Also Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing.  Any of these hedging activities may adversely affect the market price of those instruments and, therefore, the level of the Index, the market value of the

ETNs, the intraday indicative note value of the ETNs and/or, upon the occurrence of an automatic termination event, the automatic redemption value of the ETNs.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the level of the Index, the market price of those instruments and, therefore, the market value of the ETNs and/or the intraday indicative note value, which could trigger the occurrence of an automatic termination event. In addition, we would expect to continue to engage in these activities from the occurrence of an automatic termination event to the time at which the calculation agent determines the automatic redemption value, and accordingly such activities could have an adverse effect on the automatic redemption value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs, the intraday index level and/or the intraday indicative note value of the ETNs, which could trigger the occurrence of an automatic termination event.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “Our Business Activities May Create Conflicts of Interest” below for more details.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.  As noted above, we and our affiliates expect to engage in trading activities related to the Index Constituents, futures or options on the Index or the Index Constituents, or other derivative instruments with returns linked to the performance of the Index or Index Constituents that are not for the account of holders of the ETNs or on their behalf.  These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management.  These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the ETNs.  Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the Index Constituents and equity securities generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs.  The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment.  Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the Index Constituents and the level of the Index and, therefore, the market value of the ETNs.  With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The U.S. Federal Income Tax Consequences of an Investment in the ETNs Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the ETNs, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the ETNs are uncertain, and the IRS or a court might not agree with the treatment of the ETNs as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the ETNs, the tax consequences of the ownership and disposition of the ETNs could be materially and adversely affected. For example, the ETNs might be treated as debt instruments. In that event, if you are a U.S. investor, you would be required under Treasury regulations relating to the taxation of “contingent payment debt instruments” to accrue into income original issue discount on the ETNs every year at a “comparable yield” determined at the time of issuance and recognize any gain on the ETNs as ordinary income.

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs.  For example, the IRS could assert that a “deemed” taxable exchange has occurred on one or more index rebalancings under certain circumstances.  If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs.  Additionally, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to treat you as accruing income during the term of your ETNs.

In addition, as described above under “What Are the Tax Consequences?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect. You should review carefully the section below entitled “Material U.S. Federal Income Tax Consequences,” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments, the possible consequences of index rebalancings, the risk that you could be required to accrue income prior to the taxable disposition of your ETNs and the issues presented by this notice.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the ETNs, by acquiring the ETNs, each holder of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the ETNs such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the ETNs, or amendment of the amount of interest or any other amounts due on the ETNs, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the ETNs solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the ETNs further acknowledges and agrees that the rights of the holders of the ETNs are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

THE INDEX

Except as otherwise noted, all information regarding the STOXX Europe 50® USD (Gross Return) Index (the “STOXX Europe 50® Index” or the “Index”) set forth in this pricing supplement reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or the “index sponsor”), a wholly owned subsidiary of Deutsche Börse AG.  The Index is calculated, maintained and published by STOXX.  The Index is reported by Bloomberg under the ticker symbol “SX5PGV <Index>“.  It is also published in The Wall Street Journal and disseminated on the STOXX website, www.stoxx.com. The Index is derived from the STOXX Europe 600 Index (the “Parent Index”), which is further subdivided into 19 STOXX Regional Total Market Index (TMI) Supersector Indices (the “Supersector Indices”).

The Index is composed of 50 European blue-chip companies from within the Parent Index (the “Index Constituents”).  The Parent Index contains the 600 largest stocks traded on the major exchanges of 17 European countries: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland and the United Kingdom.  Stocks are organized into the following 19 Supersector Indices according to the ICB industry classification:  oil & gas; chemicals; basic resources; construction & materials; industrial goods & services; automobiles & parts; food & beverage; personal & household goods; health care; retail; medical; travel & leisure; telecommunications; utilities; banks; insurance; real estate; financial services; and technology.

Publication of the Index was introduced on March 27, 2012, with a base value of 1,000 as of December 29, 2000.

The information in this section is intended to be a summary of the significant features of the Index and is not a complete description. For a detailed explanation of the methodology underlying the Index and other information about how the Index is maintained, see the “STOXX Index Methodology Guide (Portfolio Based Indices)”, which is available at http://www.stoxx.com.  In connection with any offering of the ETNs, neither we nor any of our agents or dealers have participated in the preparation of the information describing the Index or the Index Constituents nor have we or they made any due diligence inquiry with respect to the index sponsor.  Neither we nor any of our agents or dealers makes any representation or warranty as to the accuracy or completeness of such information or any other publicly available information regarding the Index or the index sponsor.

You, as an investor in the ETNs, should make your own investigation into the Index, the Index Constituents and the index sponsor.  The index sponsor is not involved in any offer of ETNs in any way and has no obligation to consider your interests as a holder of the ETNs.  The index sponsor has no obligation to continue to publish the Index and may discontinue or suspend publication of the Index at any time in its sole discretion.

Historical performance of the Index is not an indication of future performance.  Future performance of the Index may differ significantly from historical performance, either positively or negatively.

Information contained on the websites mentioned in this section is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Composition of the Index

The Index is compiled and calculated as follows.  It is calculated using the “Laspeyres formula”, which measures price changes against a fixed base quantity weight.  The Index is weighted by free-float market capitalization.  Each Index Constituent’s weight is capped at 10% of the Index’s total free-float market capitalization.  The weighting cap factors are published on Wednesday two trading days prior to quarterly review implementation using Tuesday’s closing prices. Free-float weights are reviewed quarterly and the Index Constituents are reviewed annually in September.  The review cut-off date is the last trading day of August.

Step 1:  Within each of the 19 Supersector Indices, the component stocks are ranked by free-float market capitalization.  The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding Supersector Index.  If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list.  Any remaining stocks that are current Index Constituents are added to the selection list.

Step 2:  The stocks on the selection list are ranked by free-float market capitalization.  In exceptional cases, the STOXX management board can add stocks to and remove them from the selection list.

Step 3:  The largest 40 stocks on the selection list are chosen as Index Constituents.  Any remaining current Index Constituents ranked by size between 41 and 60 on the selection list are added as Index Constituents.  If the number of stocks selected is still below 50, then the largest remaining stocks on the selection list are added until the Index contains 50 Index Constituents.

The Index has an index divisor, which is adjusted to maintain the continuity of the Index’s value across changes due to corporate actions such as:

•       the issuance of dividends;

•       the occurrence of stock splits;

•       the stock repurchase by the issuer; and

•       other reasons.

The Index is a gross return index, which means that that the level of the Index reflects both price performance and dividends. The amount of any dividends is fully reinvested in the Index as a “gross” amount, without any deduction for withholding taxes.

Historical and Hypothetical Historical Performance of the Index

The following table and graph illustrate the performance of the Index since December 29, 2000.  The Index was launched on March 27, 2012 (the “launch date”) and the “base date” for the Index is December 29, 2000.

All data relating to the period prior to the launch date of the Index is a hypothetical historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period had the index sponsor begun calculating the Index on the base date of the Index using the methodology it currently uses.  The hypothetical historical information does not reflect actual performance of the Index and has not been verified by an independent third party.  Hypothetical historical information has inherent limitations and is achieved by means of a retroactive setting of the selection criteria designed with the benefit of hindsight.  Alternative selection criteria or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information provided below.

All calculations of historical information are based on information obtained from various third-party independent and public sources, without independent verification.

The following table and graph illustrate:

1.     on a hypothetical basis, how the Index would have performed from December 29, 2000 to and excluding March 27, 2012 based on the selection criteria and methodology described above; and

2.     on an actual basis, how the Index has performed from and including March 27, 2012 onwards.

Date	Level of the Index
December 29, 2000	1,000.00
December 28, 2001	779.96
December 30, 2002	615.52
December 31, 2003	845.42
December 31, 2004	980.22
December 30, 2005	1,061.17
December 29, 2006	1,353.12
December 31, 2007	1,546.97
December 31, 2008	870.41
December 31, 2009	1,165.26
December 31, 2010	1,130.87
December 30, 2011	1,045.75
December 31, 2012	1,208.77
December 31, 2013	1,488.71
December 31, 2014	1,396.20
December 31, 2015	1,342.39
December 30, 2016	1,320.84
December 29, 2017	1,649.70
December 31, 2018	1,419.69
December 31, 2019	1,787.26
February 14, 2020	1,783.89

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

We have entered into a non-exclusive license agreement with STOXX whereby we, in exchange for a fee, are permitted to use the Index in connection with certain securities, including the ETNs.  We are not affiliated with STOXX; the only relationship between STOXX and us is any licensing of the use of STOXX’s indices and the trademarks relating to them.

The license agreement between STOXX and us provides that the following language must be set forth herein (references to the “securities” are references to the ETNs):

“STOXX and its licensors (the “Licensors”) have no relationship to Barclays Bank PLC, other than the licensing of the STOXX Europe 50® Index and the related trademarks for use in connection with the securities.

“STOXX and its Licensors do not:

•    Sponsor, endorse, sell or promote the securities.

•    Recommend that any person invest in the securities or any other securities.

•    Have any responsibility or liability for or make any decisions about the timing, amount or pricing of securities.

•    Have any responsibility or liability for the administration, management or marketing of the securities.

•    Consider the needs of the securities or the owners of the securities in determining, composing or calculating the STOXX Europe 50® Index or have any obligation to do so.

“STOXX and its Licensors will not have any liability in connection with the securities. Specifically,

•    STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•       The results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the STOXX Europe 50® Index and the data included in the STOXX Europe 50® Index;

•       The accuracy or completeness of the STOXX Europe 50® Index and its data;

•       The merchantability and the fitness for a particular purpose or use of the STOXX Europe 50® Index and its data;

•    STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the STOXX Europe 50® Index or its data;

•    Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

“The licensing agreement between Barclays Bank PLC and STOXX is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.”

Modifications to the Index or the Parent Index

The index sponsor may revise the method of calculating the Index, the Parent Index or other matters as described above.  The effect of any such changes is described below under “Specific Terms of the ETNs—Discontinuance or Modification of the Index”.  The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the level of the Index or the Parent Index based on the closing prices published by the exchange or, if no closing price is available, the last regular trade reported for each stock before the exchange closed.  In all cases, the prices will be from the primary exchange for each stock in the Index or the Parent Index.  If an exchange fails to open due to unforeseen circumstances, the Index or the Parent Index will use the prior day’s closing prices.  If all exchanges fail to open, the index sponsor may determine not to publish the Index or the Parent Index for that day.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control.  We expect that generally the level of the Index underlying the ETNs on any day will affect the market value of the ETNs more than any other factors.  Other factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the stock markets on which the Index Constituents are traded, the Index Constituents, and prevailing market prices of options on the Index, the Index Constituents or any other financial instruments related to the Index; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory; the time remaining to the maturity of the ETNs; prevailing rates of interest, including LIBOR, or the general interest rate environment; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price or forward volatility of the stock markets on which the Index Constituents are traded, the Index Constituents, and the Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Note Value

An intraday indicative note value meant to approximate changes in the value of the ETNs during the current trading day by reference to the Index, is published for reference purposes only.

The intraday indicative note value is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative note value of the ETNs from the previous day.  In addition, the automatic redemption value payable following an automatic termination of the ETNs is calculated using the formula for the intraday indicative note value.  Intraday indicative note value differs from closing indicative note value in two important respects: First, intraday indicative note value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index Constituents, rather than the long index amount (which reflects the index performance factor) and the financing level for the immediately preceding calendar day.  Second, the intraday indicative note value only reflects the accrued daily investor fee and any loss rebalancing fee at the close of business on the preceding valuation date, but does not include any adjustment for the daily investor fee or any loss rebalancing fee that may have accrued during the course of the current day, nor any applicable settlement charge.

The intraday indicative note value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative note value will be calculated by ICE Data Indices, LLC (the “IIV calculation agent”), or a successor, under the ticker symbol FFEU.IV.

In connection with your ETNs, we use the term “intraday indicative note value” to refer to the value at a given time determined based on the following equation:

Intraday Indicative Note Value =  Intraday Long Index Amount – Financing Level as of the valuation date immediately preceding the beginning of the relevant index business day; provided that if such calculation results in a negative value, the Intraday Indicative Note Value will be $0;

where:

Intraday Long Index Amount = For each ETN at any time during an index business day, the product of (a) the long index amount on the valuation date immediately preceding the beginning of such index business day times (b) the intraday index performance factor at such time.

Intraday Index Performance Factor = At any time during an index business day, (a) the intraday index level at such time divided by (b) the closing level of the Index on the valuation date immediately preceding the beginning of such index business day.

Financing Level = The financing level of the ETNs as described in this pricing supplement.

The intraday indicative note value is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs.  The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative note value. See “Risk Factors—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Note Value and/or the Intraday Indicative Note Value” in this pricing supplement.

Furthermore, as the intraday indicative note value is calculated using the financing level as of the close of the immediately preceding trading day, the intraday indicative note value calculated at any given time will not reflect the daily investor fee or any loss rebalancing fee that may have accrued over the course of the trading day on which such intraday indicative note value is calculated, nor any applicable settlement charge. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the intraday indicative note value for the ETNs.  The actual trading price of the ETNs may be different from their intraday indicative note value.

IIV Calculation Agent Calculations

The IIV calculation agent is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The intraday indicative note value and other information furnished in connection with the ETNs will be derived from sources deemed reliable, but the IIV calculation agent and its suppliers do not guarantee the correctness or completeness of the intraday indicative note value, the intraday leverage factor or other information furnished in connection with the ETNs. THE IIV CALCULATION AGENT MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN.  THE IIV CALCULATION AGENT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY

OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN.

The IIV calculation agent, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the IIV calculation agent, or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative note value or any data included therein, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The IIV calculation agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative note value or any data included therein, from whatever cause.  The IIV calculation agent is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

SPECIFIC TERMS OF THE ETNs

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt securities indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time.  This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Summary—Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement.  The terms described in this pricing supplement supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on March 15, 2018, which we refer to as the “inception date”.  The ETNs were first issued on March 19, 2018, which we refer to as the “issue date”, and will be due on March 17, 2033.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day.  If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date.  The calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $100.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN in U.S. dollars at maturity in an amount equal to (a) the closing indicative note value on the final valuation date minus (b) the settlement charge on the final valuation date.

The “closing indicative note value” per ETN on the initial valuation date was $100.  The closing indicative note value for each ETN on any subsequent valuation date will equal (a) the long index amount on such valuation date minus (b) the financing level on such valuation date, provided that if such calculation results in a negative value, the closing indicative note value will be $0.  The closing indicative note value will be published on each valuation date under the ticker symbol “FFEU.RDNV”.

The “long index amount” per ETN on the initial valuation date was $200, which is equal to the initial leverage factor of 2 times the principal amount per ETN.  On any subsequent valuation date, the long index amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on such valuation date minus (c) the rebalancing amount (if any) on such valuation date.  The long index amount will be published on each valuation date under the ticker symbol “FFEU.LIA”.

The “initial leverage factor” will equal 2.

The “leverage factor” per ETN on any valuation date will equal (i) the long index amount on such valuation date divided by (ii) closing indicative note value on such valuation date.  The leverage factor will be published under the ticker symbol “FFEU.LF”.

The “index performance factor” per ETN on the initial valuation date will equal 1.  On any subsequent valuation date, the index performance factor will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the immediately preceding valuation date.

The “financing level” for each ETN on the initial valuation date was $100. On any subsequent valuation date, the financing level for each ETN will equal (a) the financing level on the immediately preceding valuation date plus (b) the daily investor fee on such valuation date plus (c) the loss rebalancing fee (if any) on such valuation date minus (d) the rebalancing amount (if any) on such valuation date.  The financing level will be published on each valuation date under the ticker symbol “FFEU.FL”.

The “daily investor fee” per ETN on the initial valuation date was $0. On any subsequent valuation date, the daily investor fee for each ETN will equal (a) the sum of (i) the financing rate times the financing level on the immediately preceding valuation date plus (ii) the fee rate times the closing indicative note value on the immediately preceding valuation date times (b) the number of calendar days from, but excluding, the immediately preceding valuation date to, and including, the current valuation date divided by (c) 360.

The “fee rate” will equal 1.05%.

The “financing rate” will equal the sum of (a) 1.00% plus (b) the 3-month LIBOR rate as of the preceding rebalancing date in respect of which a quarterly rebalancing event has occurred (a “quarterly rebalancing date”).

Notwithstanding anything to the contrary in the accompanying prospectus supplement, for purposes of the ETNs, “3-month LIBOR rate” on any quarterly rebalancing date shall mean the rate for deposits in U.S. dollars for a period of three months as of approximately 11:00 am London time on that quarterly rebalancing date which appears on Bloomberg screen “US0003M” or any successor screen or comparable publication service (the “Designated Screen”).  If no rate appears on the Designated Screen, then the determination of the 3-month LIBOR rate may be postponed for up to five trading days.  Under such circumstances, the 3-month LIBOR rate available as of the preceding quarterly rebalancing date shall be used for up to five trading days until such time as the 3-month LIBOR rate becomes available on the Designated Screen.  If the 3-month LIBOR rate continues not to be available on the fifth trading day after the relevant quarterly rebalancing date, then the calculation agent may determine the relevant LIBOR rate in accordance with the following paragraph.

Notwithstanding the foregoing, if the calculation agent determines in its sole discretion (i) on the fifth trading day after the relevant quarterly rebalancing date that the 3-month LIBOR rate is not available on the Designated Screen or (ii) on or prior to the relevant quarterly rebalancing date that the relevant LIBOR rate has been discontinued or such rate has ceased to be published permanently or indefinitely, then the calculation agent shall use for the relevant quarterly rebalancing date a successor or substitute rate that it has determined in its sole discretion to be (a) the industry-accepted successor rate to the discontinued LIBOR rate or (b) if no such industry-accepted successor rate exists, the most comparable substitute rate to the discontinued LIBOR rate. If the calculation agent has determined a successor or substitute rate in accordance with the foregoing, the calculation agent may make adjustments in its sole discretion to any relevant methodology for calculating such successor or substitute rate, including, but not limited to, any adjustment it determines is needed to make such successor or substitute rate comparable to the discontinued LIBOR rate, in a manner that is consistent with industry-accepted practices for such successor or substitute rate for debt obligations such as the ETNs.

The “settlement charge” is a charge imposed upon holder redemption and the payment at maturity, and is equal to 0.05% times the long index amount on the applicable valuation date.  The settlement charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with making a payment on the ETNs. The proceeds we receive from the settlement charge may be more or less than such costs.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

A “valuation date” means each trading day from March 15, 2018 to March 14, 2033, subject to postponement as a result of market disruption events, such postponement not to exceed five scheduled trading days.  We refer to March 15, 2018 as the “initial valuation date” and March 14, 2033 as the “final valuation date”.

A “trading day” with respect to the ETNs means a day on which (a) it is an index business day, (b) trading is generally conducted on NYSE Arca, and (c) is a business day in New York City.

An “index business day” means each continuous period during which the index sponsor publishes an intraday index level.  As of the date of this pricing supplement, an index business day typically begins at 3:00 a.m. New York City time and ends at 11:35 a.m. New York City time on a particular calendar date, without adjustment for daylight savings time in any jurisdiction.  The specific hours on which an index business day begins and ends may be subject to adjustment if the Index Exchanges included in the Index change.

An “Index Exchange” means each exchange on which any of the Index Constituents are traded.

Index Exposure Rebalancing

A “loss rebalancing event” will occur if, on any valuation date, the closing level of the Index is less than or equal to the loss rebalancing trigger calculated on the immediately preceding valuation date.

The “loss rebalancing trigger” on any valuation date will equal (a) 1.6 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date.  The loss rebalancing trigger will be published under the ticker symbol “FFEU.RT”.

A “quarterly rebalancing event” occurs on the valuation date immediately preceding the first valuation date of each calendar quarter beginning on April 1, 2018 and ending on January 1, 2033.

A “rebalancing event date” means any valuation date on which a loss rebalancing event or a quarterly rebalancing event occurs (together a “rebalancing event”). In the event that a loss rebalancing event occurs on the same valuation date as a quarterly rebalancing event, the loss rebalancing event will be deemed to have occurred in precedence over the quarterly rebalancing event and the applicable loss rebalancing fee will be charged on the related rebalancing date.

A “rebalancing date” is the first valuation date immediately following a rebalancing event date on which all the Index Exchanges are open for trading.

The “rebalancing amount” for each ETN on any valuation date that is not a rebalancing date will be equal to zero. On any valuation date that is a rebalancing date, the rebalancing amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on the rebalancing date minus (c) the product of (i) the initial leverage factor times (ii) the closing indicative note value on the immediately preceding valuation date.

The “loss rebalancing fee” for each ETN on any valuation date that is not a rebalancing date will be equal to zero.  On any valuation date that is a rebalancing date following the occurrence of a loss rebalancing event, the loss rebalancing fee for each ETN will be equal to the product of (a) loss rebalancing fee rate multiplied by (b) absolute value of the rebalancing amount on such valuation date. In no case will the loss rebalancing fee be negative.

The “loss rebalancing fee rate” will equal 0.05%.

Payment Upon Holder Redemption Or Issuer Redemption

If you or we have not previously redeemed your ETNs, up to the valuation date immediately preceding the final valuation date, and subject to the occurrence of an intervening automatic termination event and to certain other restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value minus the settlement charge on the applicable valuation date. You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) must bundle your ETNs for redemption with those of other investors to reach this minimum.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of ETNs.  Notwithstanding the foregoing, if an automatic termination event, as described under “—Automatic Termination Event”, occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the relevant redemption date as described under “—Automatic Termination Event”.

Prior to maturity we may redeem the ETNs (in whole only, but not in part) at our sole discretion on any business day from and including issuance to and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the valuation date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN on the corresponding redemption date in an amount equal to the closing indicative note value on the valuation date specified in such notice.

A “redemption date” is:

•     In the case of holder redemption, the redemption date is the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in your notice of holder redemption.  Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date.

•     In the case of issuer redemption, the redemption date is the third business day following the valuation date specified by us in the issuer redemption notice, which will in no event be later than the maturity date.

•     In the case of an automatic termination event, the redemption date is the fifth business day following the automatic termination date; provided that if calculation of the automatic redemption value is postponed as a result of a market disruption event, the redemption date will be the fifth business day after the automatic redemption value is calculated.

Holder Redemption Procedures

If we have not exercised our right to redeem the ETNs and no automatic termination event has occurred, you may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date.  To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•      deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date specified in your notice of holder redemption.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•      deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day.  We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•      instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the closing indicative note value on the applicable valuation date minus the settlement charge on the applicable valuation date, facing Barclays DTC 229; and

•      cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.  If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date specified in your notice of holder redemption, your notice will not be effective, and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.  Additionally, if we exercise our right to redeem the ETNs or an automatic termination event occurs prior to the close of business on the applicable valuation date, your notice of holder redemption will be deemed ineffective and your ETNs will be automatically redeemed on the relevant redemption date at an amount equal to the automatic redemption value.

The redemption value is determined according to a formula which relies upon the closing indicative note value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative note value or closing indicative note value of your ETNs at the time when you submit your redemption notice.

Automatic Termination Event

The ETNs will be redeemed automatically (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the automatic termination trigger calculated on the valuation date immediately preceding the beginning of such index business day.  We will redeem your ETNs on the relevant redemption date and will deliver a notice of redemption to the Depositary Trust Company (“DTC”) in the form attached as Annex C that will specify such date.  Upon such redemption, you will receive a cash payment equal to the automatic redemption value.

The “intraday index level” is the most recent intraday level of the Index reported by the index sponsor.

The “automatic termination trigger” on any valuation date will equal (a) 1.4 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date.  The automatic termination trigger will be published under the ticker symbol “FFEU.ATT”.

An “automatic termination date” is any index business day on which an automatic termination event occurs.

The “automatic redemption value” will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents that are available as soon as practicable following the occurrence of an automatic termination event.  The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described under “Intraday Indicative Note Value”, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value.

If a rebalancing event has occurred and then an automatic termination event occurs after the occurrence of the rebalancing event but prior to the end of the trading day on the corresponding rebalancing date, then the ETNs will be automatically redeemed pursuant to the automatic termination event without giving regard to the rebalancing event. Additionally, if we provide notice of an issuer redemption of the ETNs and then an automatic termination event occurs prior to the end of the trading day on the corresponding valuation date for the issuer redemption, our notice of issuer redemption will be deemed ineffective and your ETNs will be automatically redeemed on the relevant redemption date at an amount equal to the automatic redemption value.

Market Disruption Events

If the calculation agent is prevented from determining the automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event, the calculation agent may determine the automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the automatic redemption value prior to the close of trading on the fifth trading day.  See also “Risk Factors—If the ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index”.

Valuation dates with respect to the ETNs may be postponed and thus the determination of the Index level may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of the Index.  Under these circumstances, that valuation date will be the first following scheduled trading day on which the calculation agent determines that no market disruption event occurs or is continuing.  In no event, however, will any valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth scheduled trading day, the calculation agent will determine the closing level for the Index on that fifth scheduled trading day in good faith and in a commercially reasonable manner.

Any of the following will be a market disruption event with respect to the Index:

•      a suspension, absence or limitation of trading in the Index Constituents constituting 20% or more, by weight, of the Index in their respective primary markets, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in that market or, if the relevant valuation time is not the close of the regular trading session in that market, the relevant valuation time;

•      a suspension, absence or material limitation of trading in futures or options contracts relating to the Index on their respective markets or in futures or options contracts relating to any Index Constituents constituting 20% or more, by weight, of the Index in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in that market or, if the relevant valuation time is not the close of the regular trading session in that market, the relevant valuation time;

•      any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants in general to (1) effect transactions in, or obtain market values for, Index Constituents constituting 20% or more, by weight, of the Index in their respective primary markets, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets or futures or options contracts relating to any Index Constituents constituting 20% or more, by weight, of the Index in the respective primary markets for those contracts, in either case for more than two hours of trading or at any time during the one-half hour period preceding the close of the regular trading session in that market or, if the relevant valuation time is not the close of the regular trading session in that market, the relevant valuation time;

•      the closure on any day of the primary market for futures or options contracts relating to the Index or Index Constituents constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market; or

•      any scheduled trading day on which (1) the primary markets for Index Constituents constituting 20% or more, by weight, of the Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session.

“Scheduled trading day” means any day on which (a) the index sponsor is scheduled to publish the level of the Index and (b) each exchange or quotation system, if any, on which futures or options contracts on (i) the Index or (ii) Index Constituents constituting 20% or more, by weight, of the Index are traded are scheduled to be open for trading for their regular trading session.

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading in the relevant market only if the limitation results from an announced change in the regular business hours of the relevant market; or

•      a decision to permanently discontinue trading in futures or options contracts relating to the Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in an Index Constituent in its primary market, or in futures or options contracts related to the Index or any Index Constituent, if available, in the primary market for those contracts, by reason of any of:

•      a price change exceeding limits set by that market,

•      an imbalance of orders relating to the Index Constituent or those contracts, as applicable, or

•      a disparity in bid and ask quotes relating to the Index Constituent or those contracts, as applicable,

will constitute a suspension or material limitation of trading in that Index Constituent in futures or options contracts related to the Index in the primary market for those contracts.

In addition to the market disruption events described above, a market disruption event will also occur if the index sponsor does not publish the level of the Index on an index business day or the Index is otherwise not available.

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount.  Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs.  This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture.  We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default;

Subordinated Events of Default and Defaults; Limitation of Remedies.”

If an event of default occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative note value on the date of acceleration.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We may consolidate the additional securities to form a single class with the outstanding ETNs.

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent.  We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion.  In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative note value or the prevailing market price at the time such sale is made.  However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time. We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and they or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing level of the Index is not available for any reason, on the date on which the level of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason – then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion.  See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of DTC.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent.  We may change the calculation agent after the original issue date of the ETNs without notice.  The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon redemption or redemption arising from an automatic termination event, market disruption events, valuation dates, business days, trading days, index business days, the closing indicative note value, the long index amount, the financing level, the daily investor fee, the leverage factor, the default amount, the maturity date, the amount payable in respect of your ETNs at maturity, upon redemption and upon the occurrence of an automatic termination event and any other calculations or determinations to be made by the calculation agent.  Absent manifest error, all determinations of the calculation agent will be final, conclusive and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging”.  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the Index Constituents.  In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into.  In this regard, we or our affiliates may:

•      acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other derivative financial instruments linked to the Index or any Index Constituents;

•      acquire or dispose of long or short positions in Index Constituents; or

•      any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs.  In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date, including closing out such hedge positions on or before the close of business on an automatic termination date after the occurrence of an automatic termination event.  That step may involve sales or purchases of Index Constituents  or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the Index Constituents.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, adversely affect the market value of the ETNs linked to the Index from time to time and the amount payable at maturity or upon redemption.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of the ownership and disposition of the ETNs.  It replaces in its entirety the discussion in the accompanying prospectus supplement under the heading “Material U.S. Federal Income Tax Consequences.”  This discussion applies to you only if you hold an ETN as a capital asset within the meaning of Code Section 1221.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income, the consequences to taxpayers subject to special tax accounting rules under Code Section 451, as well as the different consequences that may apply if you are an investor subject to special treatment under the U.S. federal income tax laws, such as:

•      a financial institution;

•      an insurance company;

•      a “regulated investment company” as defined in Code Section 851;

•      a “real estate investment trust” as defined in Code Section 856;

•      a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•      a dealer in securities;

•      a person holding the ETNs as part of a “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to an ETN;

•      a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•      a former citizen or resident of the United States;

•      a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•      a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this pricing supplement, all of which are subject to change, possibly with retroactive effect.  The effects of any applicable state, local, or non U.S. tax laws are not discussed.  You should consult your tax advisor concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the ETNs), as well as any tax consequences arising under the laws of any state, local or non U.S. jurisdiction.

Tax Treatment of the ETNs

In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments.  The IRS or a court might not agree with this treatment, however, in which case the timing and character of any income or loss on the ETNs could be materially and adversely affected.  Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

Tax Consequences to U.S. Holders

The following discussion applies to you if you are a “U.S. Holder” of ETNs.  You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•       a citizen or individual resident of the United States;

•       a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia; or

•       an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

You generally should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, redemption, or “deemed exchange” as described below.  Upon a sale or exchange of an ETN (including early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the ETN, which should equal the amount you paid to acquire it.  This gain or loss should be capital gain or loss, and should be long-term capital gain or loss if you are treated for U.S. federal income tax purposes as having held the ETN for more than one year at that time.  The deductibility of capital losses is subject to limitations.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more index rebalancings under certain circumstances.  If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis in the ETN on the relevant index rebalancing.  Any gain recognized on a deemed exchange should be capital gain.  In addition, your holding period for the ETNs would restart after such deemed taxable exchange.  You should consult your tax advisor regarding the possible U.S. federal income tax consequences of index rebalancings.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of your ETNs.  For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs. Additionally, because the Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to require you to include amounts in income during the term of your ETNs.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

Alternative Treatments.  The ETNs might not be treated as prepaid forward contracts.  For example, the ETNs might be treated as debt instruments, in which case your tax consequences would be governed by Treasury regulations relating to the taxation of “contingent payment debt instruments.”  In this event, regardless of whether you are an accrual-method or cash-method taxpayer, (i) in each year that you held your ETNs, you would be required to accrue into income original issue discount on your ETNs at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the ETNs (even though you will not receive any cash with respect to the ETNs prior to maturity or early redemption) and (ii) any income recognized upon a sale or exchange of your ETNs generally would be treated as ordinary interest income instead of capital gain.  Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of ETNs.  You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•        a nonresident alien individual;

•        a foreign corporation; or

•        a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition (including maturity or early redemption) of an ETN.  In this case, you should consult your tax advisor regarding the U.S. federal income tax consequences of the disposition.

Subject to the discussion in the following paragraph and below under “—Section 871(m) Withholding” and “—Foreign Account Tax Compliance Withholding,” if you are a Non-U.S. Holder of an ETN and if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, any income or gain from the ETNs should not be subject to U.S. federal income or withholding tax unless it is effectively connected with your conduct of a U.S. trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income with respect to instruments described therein, which may include the ETNs, should be subject to U.S. withholding tax.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the ETNs, possibly with retroactive effect.

Even in the absence of regulations, because the

Index is a total return index, the level of which reflects the notional reinvestment of the cash dividends distributed by its constituent stocks, it is possible that the IRS could seek to treat you as accruing U.S.-source income, subject to U.S. withholding tax, during the term of your ETNs.  You should consult your tax advisor regarding the risk that you could be treated as accruing U.S.-source income prior to the taxable disposition of your ETNs.

If the ETNs were treated as debt instruments, subject to the discussion below under “—Section 871(m) Withholding” and “—Foreign Account Tax Compliance Withholding,” we currently would not treat any income or gain from an ETN as subject to U.S. withholding tax, without regard to whether you provide an appropriate Form W-8 to us or the applicable withholding agent.  However, Non-U.S. Holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described below under the heading “—Backup Withholding and Information Reporting.”

If you are engaged in a U.S. trade or business, and if income or gain from an ETN is effectively connected with your conduct of that trade or business (and if an applicable treaty so requires, attributable to a permanent establishment in the United States), although exempt from withholding tax, you generally will be taxed in the same manner as a U.S. Holder.  You will not be subject to withholding in this case if you provide a properly completed Form W-8ECI.  If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the ETNs, including the possible imposition of a 30% branch profits tax if you are a corporation.

Section 871(m) Withholding.  Code Section 871(m) and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (subject to reduction under an applicable treaty) on amounts treated as attributable to dividends from U.S. stocks (“dividend equivalents”) paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities under certain circumstances.

Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”).

Based on certain determinations made by us, we believe that Section 871(m) does not apply to the ETNs with regard to Non-U.S. Holders on the basis that the Index currently does not include any U.S. equities. Furthermore, even if the Index contains U.S. equities in the future, but subject to the discussion in the following paragraph, ETNs that are issued (or deemed issued) in 2020 should not be subject to the Section 871(m) withholding tax because we believe the Index should constitute a Qualified Index for 2020. In addition, the Index will be a Qualified Index in future calendar years as long as U.S. equities do not constitute more than 10% of the Index, although there can be no assurance that this will continue to be the case. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

However, in the event that the Index contains U.S. equities and fails to be a Qualified Index in future calendar years, it is possible that the ETNs issued (or deemed issued) thereafter could be subject to Section 871(m), in which case Non-U.S. Holders would be subject to a 30% withholding tax (subject to reduction under an applicable treaty) to the extent of any dividends attributable to the shares of U.S. stock reflected (indirectly) in their ETNs from time to time. Withholding in respect of dividend equivalents will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) upon the date of maturity or other disposition of the ETN. In addition, those ETNs will have the same CUSIP and ISIN number as ETNs that were issued beforehand, and accordingly there is unlikely to be a practical way to distinguish among ETNs that are subject to withholding under this regime and those that are not. As a result, Non-U.S. Holders of ETNs may not be able to establish to the satisfaction of their custodians or other withholding agents that their ETNs are exempt from Section 871(m) withholding tax.

We will not pay additional amounts with respect to any withholding taxes.  The application of Section 871(m) to your ETNs is complex, and uncertainties exist regarding how the regulations will apply to your ETNs. Moreover, its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an underlying component of the Index. If you are a Non-U.S. Holder, you should consult your tax advisor about the application of Section 871(m) to your ETNs.

Foreign Account Tax Compliance Withholding.  Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  Assuming the ETNs are exempt from Section 871(m) and they are treated as prepaid forward contracts and not as debt instruments, this regime will not apply.

If the ETNs were treated as debt instruments, as described above in “—Tax Consequences to U.S. Holders—Alternative Treatments,” there is a risk that this regime could require withholding (if applicable) with respect to payments of amounts treated as interest or gross proceeds from the sale or redemption (including early redemption or redemption at maturity) of the ETNs even if Section 871(m) does not apply. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding would apply on payments of gross proceeds (other than amounts treated as interest). To the extent that we are the withholding agent, we do not currently intend to withhold on this basis, but if we determine that there is a material risk that such withholding is required, we may withhold on any payment at a 30% rate.

We will not pay additional amounts with respect to any withholding taxes.  You should consult your tax advisor regarding the potential application of FATCA, including the availability of certain refunds or credits.

Backup Withholding and Information Reporting

You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your ETNs unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed Form W-8 appropriate to your circumstances.

Amounts withheld under the backup withholding rules are not additional taxes, and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF THE ETNS ARE

UNCERTAIN.  YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF ETNS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.  Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs.  In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors.  Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”).  Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF HOLDER REDEMPTION

To:  etndesk@barclays.com

Subject:  Notice of Holder Redemption for Barclays ETN+ FI Enhanced Europe 50 Exchange Traded Notes Series C Linked to the STOXX Europe 50® USD (Gross Return) Index, CUSIP No. 06746Q256

[BODY OF EMAIL]

Name of holder:  [ ]

Number of ETNs to be redeemed:  [ ]

Applicable Valuation Date:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF HOLDER REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays ETN+ FI Enhanced Europe 50 Exchange Traded Notes Series C Linked to the STOXX Europe 50® USD (Gross Return) Index, CUSIP No. 06746Q256 (the “ETNs”), redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative note value minus the settlement charge on the applicable valuation date, facing Barclays DTC 229 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):
Contact Name:
Telephone:

(You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

ANNEX C

REDEMPTION NOTICE FOR AUTOMATIC TERMINATION EVENT

To:  The Depository Trust Company (DTC)

Subject:  Notice of Redemption for Automatic Termination Event for Barclays ETN+ FI Enhanced Europe 50 Exchange Traded Notes Series C Linked to the STOXX Europe 50® USD (Gross Return) Index, CUSIP No. 06746Q256.

Barclays Bank PLC hereby notifies DTC of the redemption of its Barclays ETN+ FI Enhanced Europe 50 Exchange Traded Notes Series C Linked to the STOXX Europe 50® USD (Gross Return) Index, CUSIP No. 06746Q256 (the “ETNs”) as a result of the occurrence of an automatic termination event. The ETNs will be redeemed (in whole only, but not in part) on [•], 20[•] (i.e., five business days after the automatic termination date), and the payment upon redemption will be $[•] per ETN (i.e., the automatic redemption value). All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the ETNs.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

C-1

$1,200,000,000

BARCLAYS BANK PLC

Barclays ETN+ FI Enhanced Europe 50 Exchange Traded Notes Series C

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

March 2, 2020

(to Prospectus dated August 1, 2019 and
Prospectus Supplement dated August 1, 2019)